Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

COUPA SOFTWARE INCORPORATED

LLOYD MERGER SUB, INC.

LLOYD MERGER SUB, LLC

LAUREL PARENT HOLDINGS, INC.

AND

TPG VII LAUREL HOLDINGS, L.P.

AS STOCKHOLDER REPRESENTATIVE

November 2, 2020

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS		45

3.1	Organization and Standing	45
3.2	Authority and Enforceability	45
3.3	Governmental Approvals and Consents	45
3.4	No Conflict	46
3.5	Litigation	46
3.6	Independent Investigation	46
3.7	SEC Reports and Financial Statements	46
3.8	Total Stock Consideration	47
3.9	Non-Reliance	47

ARTICLE IV ADDITIONAL AGREEMENTS		47

4.1	Stockholder Notice	47
4.2	Employee Matters	47
4.3	Payoff Letters; Release of Liens	48
4.4	Third Party Expenses	48
4.5	Spreadsheet	48
4.6	Resignation of Directors and Officers	50
4.7	Director and Officer Indemnification	50
4.8	R&W Insurance Policy	50
4.9	State Takeover Statutes	51

ARTICLE V CLOSING DELIVERABLES		51

5.1	Company Closing Deliverables	51
5.2	Parent Closing Deliverables	52

ARTICLE VI TAX MATTERS		53

6.1	Straddle Period Taxes	53
6.2	Tax Returns	53
6.3	Tax Proceedings	53
6.4	Cooperation	53
6.5	Post-Closing Actions	53
6.6	Tax Treatment of Mergers	54
6.7	Transfer Taxes	54
6.8	Conflicts	54

ARTICLE VII POST-CLOSING INDEMNIFICATION		54

7.1	Survival of Representations and Warranties	54
7.2	Indemnification	55
7.3	Limitations on Indemnification	56
7.4	Indemnification Claim Procedures	58
7.5	Third Party Claims	60
7.6	Stockholder Representative	61
7.7	Exclusive Remedies	62

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ARTICLE VIII TERMINATION		63

8.1	Termination	63
8.2	Effect of Termination	63

ARTICLE IX GENERAL PROVISIONS		63

9.1	Certain Interpretations	63
9.2	Amendment	64
9.3	Waiver	64
9.4	Assignment	64
9.5	Notices	64
9.6	Confidentiality	65
9.7	Public Disclosure	65
9.8	Entire Agreement	66
9.9	No Third Party Beneficiaries	66
9.10	Specific Performance and Other Remedies	66
9.11	Severability	66
9.12	Governing Law	66
9.13	Exclusive Jurisdiction	66
9.14	Waiver of Jury Trial	67
9.15	Counterparts	67
9.16	Non-Recourse	67
9.17	Waiver of Conflicts	68

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INDEX OF EXHIBITS

Annex	Description

Annex A	Certain Defined Terms

Exhibit	Description

Exhibit A	Form of Escrow Agreement
Exhibit B-1	Form of First Certificate of Merger
Exhibit B-2	Form of Second Certificate of Merger
Exhibit C	Form of Non-Competition and Non-Solicitation Agreements
Exhibit D	Form of Stockholder Written Consent
Exhibit E-1	Form of Joinder Agreement
Exhibit E-2	Signatories to Joinder Agreement
Exhibit F	Form of Exchange Documents
Exhibit G	Form of Option Cancellation Agreement
Exhibit H	Form of Registration Rights Agreement

Schedule	Description

Schedule A	Signatories to the Vesting Agreement
Schedule B	Accounting Principles
Schedule C	Accrued Employee Amounts
Schedule D	Key Employees
Schedule E	Knowledge Group
Schedule F	Net Working Capital

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OMITTED SCHEDULES TO THE PURCHASE AGREEMENT

Certain exhibits and schedules to this Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Coupa Software Incorporated hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Coupa Software Incorporated reserves the right to request confidential treatment for portions of any such documents.

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of November 2, 2020 by and among Coupa Software Incorporated, a Delaware corporation (“Parent”), Lloyd Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub I”), Lloyd Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Laurel Parent Holdings, Inc., a Delaware corporation (the “Company”), and TPG VII Laurel Holdings, L.P. as stockholder representative (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the boards of directors or managers (as applicable) of each of Parent, the Merger Subs and the Company have determined that it would be advisable and in the best interests of each corporation or limited liability company (as applicable) and their respective stockholders or members (as applicable) that Parent acquire the Company through the statutory merger of Merger Sub I with and into the Company (the “First Merger”), and, as part of the same overall transaction, the Surviving Corporation in the First Merger would merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), pursuant to which Merger Sub II would become a wholly owned subsidiary of Parent, in each case upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement: each Key Employee is accepting an offer letter from Parent (collectively, the “Key Employee Offer Letters”) and is entering into a Non-Competition and Non-Solicitation Agreement with Parent, substantially in the form attached hereto as Exhibit C, all of which Key Employee Offer Letters and Non-Competition and Non-Solicitation Agreements will be effective at and as of the First Effective Time.

WHEREAS, concurrent with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, the Persons listed on Schedule A have entered into that certain Vesting Agreement with the Company and Parent, in a form mutual agreed upon, effective at and as of immediately prior to the First Effective Time.

WHEREAS, the Company has solicited the requisite approval of Stockholders in accordance with the terms of Section 280G(b)(5)(B) of the Code so as to render the adverse tax consequences imposed under the provisions of Sections 280G and 4999 of the Code inapplicable to any and all accelerated vesting, payments, benefits, options, and/or stock that might otherwise result from the Mergers or the other Transactions and were subject to the requisite waivers (the “280G Stockholder Vote”), and, prior to the initiation of the 280G Stockholder Vote, the Company obtained a parachute payment waiver agreement from each “disqualified individual” (within the meaning of Section 280G(c) of the Code), who might otherwise have, received or had the right or entitlement to receive any payments or benefits from the Mergers or the other Transactions that would be subject to treatment as parachute payments within the meaning of Section 280G of the Code.

WHEREAS, Parent, the Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Mergers and the other Transactions.

WHEREAS, it is intended that for U.S. federal income Tax purposes, the Mergers contemplated herein shall qualified as a “reorganization” within the meaning of Section 368(a) of the Code (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit B-1 (the “First Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub I shall merge with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit B-2 (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”) and the applicable provisions of Delaware Law, the Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity and shall become a wholly-owned subsidiary of Parent. Merger Sub II, as the surviving entity after the Second Merger, is hereinafter sometimes referred to as the “Surviving LLC.”

1.2 Closing and Effective Times.

(a) Closing. The Mergers shall be consummated at a closing (the “Closing”) on or after the date hereof (the date on which the Closing actually occurs, the “Closing Date”) immediately following the delivery to Parent of a written consent of the Stockholders holding a majority of the issued and outstanding shares of Company Voting Common Stock pursuant to which such Stockholders have approved this Agreement and the Transactions (the “Stockholder Written Consent”) at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, 550 Allerton Street, Redwood City, California 94063 or via electronic exchange of documents, unless another time or place is mutually agreed upon in writing by Parent and the Company.

(b) First Merger Effective Time. On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent and the Company and specified in the First Certificate of Merger, shall be referred to herein as the “First Effective Time”).

(c) Second Effective Time. Promptly following the First Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent and the Company and specified in the Second Certificate of Merger, shall be referred to herein as the “Second Effective Time”).

1.3 Effect of the Mergers.

(a) First Merger. At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Second Merger. At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Merger Sub II and the Surviving Corporation shall vest in the Surviving LLC, and all debts, liabilities and duties of Merger Sub II and the Surviving Corporation shall become the debts, liabilities and duties of the Surviving LLC.

1.4 Organizational Documents.

(a) First Merger. The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the First Effective Time to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the First Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Laurel Parent Holdings, Inc.” The bylaws of Merger Sub I as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Corporation as of the First Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

(b) Second Merger. The certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving LLC at the Second Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation; provided, however, that at the Second Effective Time, Article I of the certificate of formation of the Surviving LLC shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is “Laurel Parent Holdings, LLC”. Unless otherwise determined by Parent prior to the Second Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving LLC at the Second Effective Time, until such time as such agreement may be replaced, amended or modified by Parent.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. The directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation as of the First Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successor is duly elected and qualified.

(b) Officers of Surviving Corporation. The officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation as of the First Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(c) Members and Officers of Surviving LLC. Unless otherwise determined by Parent prior to the Second Effective Time, Parent shall be the Managing Member (as defined in the limited liability company agreement of the Surviving LLC) of the Surviving LLC. Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving LLC as of the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving LLC.

1.6 Effect of First Merger on Capital Stock of Constituent Corporations.

(a) Effect on Capital Stock of Merger Sub I. At the First Effective Time, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger and without further action on the part of the sole stockholder of Merger Sub I, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the First Effective Time). Each certificate evidencing ownership of shares of Merger Sub I common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Generally. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, Merger Subs, the Company or the respective stockholders or members, as applicable, thereof each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iv)) issued and outstanding as of immediately prior to the First Effective Time shall be cancelled, extinguished and converted automatically into the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (including Section 1.9 and the indemnification and escrow provisions of this Agreement), and subject to the provisions of Section 1.6(e) and Section 1.8(b) and the valid surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8: (X) if the former holder of such share of Company Capital Stock is an Unaccredited Investor, the Unaccredited Investor Per Share Cash Amount and the applicable portion of any Deferred Amounts pursuant to Section 1.6(f), and (Y) if the former holder of such share of Company Capital Stock is an Accredited Investor, (I) the Per Share Stock Consideration, (II) the Accredited Investor Per Share Cash Amount, (III) cash for any fractional interests pursuant to Section 1.6(b)(ii), and (IV) the applicable portion of any Deferred Amounts pursuant to Section 1.6(f).

(ii) Fractional Interests. For purposes of calculating the aggregate amount of shares of Parent Common Stock issuable to any each Equityholder pursuant to Section 1.6(b)(i), Section 1.6(c)(i), and Section 1.6(d), (x) all shares of Company Capital Stock, Company RSUs or Company Options held by each such Equityholder shall be aggregated and (y) the number of shares of Parent Common Stock to be issued each Equityholder in exchange for such Company Capital Stock, Company RSUs and Company Options held by such Equityholder shall be rounded down to the nearest whole number of shares of Parent Common Stock. No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger. Any Equityholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock, shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.

(iii) Cancelled Shares. At the First Effective Time, by virtue of the First Merger and without further action on the part of Parent, Merger Subs, the Company or the respective stockholders or members, as applicable, thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or Parent as of immediately prior to the First Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iv) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the First Effective Time and which are held by Stockholders who shall have, in all respects, properly exercised and perfected a demand for and are entitled to appraisal for such shares in accordance with Section 262 of Delaware Law and shall not have effectively withdrawn or lost such Person’s rights to such appraisal and payment under Delaware Law with respect to such shares (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i) but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.6(b)(iv), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(b)(i), without interest thereon. The Company shall give (A) Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s written consent.

(c) Company Options.

(i) Vested, In-the-Money Company Options. Prior to the Closing, the Company shall take all necessary action so that each Vested Company Option that is outstanding as of immediately prior to the First Effective Time shall be cancelled and extinguished at the First Effective Time without any further action on the part of Parent, Merger Subs or the Company, and (contingent upon such former holder of such Company Option executing and delivering an Option Cancellation Agreement, in substantially the form attached as Exhibit G hereto (an “Option Cancellation Agreement”), to the Company as a condition to payment) the former holder of such Vested Company Option shall be entitled to receive (without interest and subject to applicable Tax withholding pursuant to Section 1.10) for each such Vested Company Option: (A) if the former holder of such Vested Company Option is an Unaccredited Investor, the Unaccredited Investor Option Payment Cash Amount and the applicable portion of any Deferred Amounts pursuant to Section 1.6(f), and (B) if the former holder of such Vested Company Option is an Accredited Investor, (I) the Accredited Investor Option Payment Stock Consideration, (II) the Accredited Investor Option Payment Cash Amount, and (III) cash for any fractional interests pursuant to Section 1.6(b)(ii). The cash portion of the Option Payment Amount (if any) payable under this Section 1.6(c)(i) to each former holder of a Vested Company Option that was outstanding immediately prior to the First Effective Time shall be paid through the Company’s payroll to such former holder in connection with the Closing, net of any applicable withholding Taxes pursuant to Section 1.10, which deduction from the cash portion of the Option Payment Amount shall reflect any withholding Taxes that may be applicable to the entire Option Payment Amount.

(ii) Vested Company Options Not In-the-Money; Unvested Company Options. Prior to the Closing, the Company shall take all necessary action so that each Company Option that is outstanding as of immediately prior to the First Effective Time and that either (A) is vested and has an exercise price equal to or greater than the Per Share Merger Consideration Amount (i.e., a Company Option that is not an In-the-Money Company Option) or (B) is unvested (whether or not it is an In-the-Money Company Option) in each case of (A) or (B) shall be cancelled at the First Effective Time for no consideration and shall thereafter be of no further force and effect.

(d) Company RSUs. Each Company RSU outstanding as of immediately prior to the First Effective Time with respect to which the service-based vesting requirement has been satisfied shall be cancelled, extinguished and converted automatically into the right to receive (without interest and subject to any applicable Tax withholding pursuant to Section 1.10): (i) if the former holder of such Company RSU is an Unaccredited Investor, the Unaccredited Investor Per Share Cash Amount and the applicable portion of any Deferred Amounts pursuant to Section 1.6(f), and (ii) if the former holder of such Company RSU is an Accredited Investor, (A) the Per Share Stock Consideration, (B) the Accredited Investor Per Share Cash Amount and (C) cash for any fractional interests pursuant to Section 1.6(b)(ii). Each Company RSU outstanding as of immediately prior to the First Effective Time with respect to which the service-based vesting requirement has not been satisfied shall be cancelled at the First Effective Time for no consideration and shall thereafter be of no further force and effect.

(e) Securities Law Compliance. Prior to the date hereof, the Company delivered documentation with respect to each Equityholder to allow Parent to determine whether such Equityholder is an Accredited Investor or otherwise deemed to be an “Unaccredited Investor” for purposes of this Agreement. Any Equityholder may, in the reasonable, good faith discretion of Parent, be deemed an “Unaccredited Investor” or not an Unaccredited Investor for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled in its reasonable, good faith discretion to not issue any shares of Parent Common Stock to which an Unaccredited Investor would otherwise be entitled under this Agreement, and in lieu thereof to deliver or cause to be delivered an amount in cash to such Unaccredited Investor equal to the number of such shares of Parent Common Stock that such Unaccredited Investor would otherwise be entitled to under this Agreement multiplied by the Parent Trading Price.

(f) Deferred Payments. At the First Effective Time, each Stockholder shall be deemed to have contributed such Stockholder’s Per Holder Escrow Contribution to the Indemnity Escrow Fund, Adjustment Escrow Fund and Stockholder Representative Expense Fund, as applicable, and such Stockholder’s Per Holder Escrow Contribution shall reduce the cash payments otherwise payable to such Stockholder in connection with Section 1.6(b)(i). In addition to any cash payments to which a Stockholder may be entitled to at the First Effective Time pursuant to Section 1.6(b)(i), Section 1.6(c)(i), and Section 1.6(d), each Stockholder shall be entitled to its Pro Rata Portion of any Excess Amount pursuant to Section 1.9(d), any Remaining Indemnity Escrow Amount pursuant to Section 1.8(b), any Remaining Adjustment Escrow Amount pursuant to Section 1.9(e), and any portion of the Stockholder Representative Expense Fund released by the Stockholder Representative pursuant to Section 7.6 (such amounts, collectively, the “Deferred Amounts”), in each case, as and when payable.

1.7 Effect of the Second Merger on Capital Stock of Constituent Entities. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation, Merger Sub II, the Company or the respective stockholders or member as applicable, thereof, (a) each share of capital stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole stockholder of the Surviving Corporation, be cancelled and extinguished for no consideration (b) each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole member of Merger Sub II, remain issued and outstanding.

1.8 Closing Date Procedures.

(a) Closing Date Cash Payments.

(i) At or prior to the Closing, Parent shall cause an amount in cash equal to (A) the Aggregate Stock Cash Payment Amount, plus (B) the portion of the Aggregate Option Cash Payment Amount that represents payments to non-Employee holders of Vested Company Options as indicated to Parent by the Stockholder Representative, plus (C) the Aggregate RSU Cash Payment Amount to be deposited in an account designated by the Paying Agent for further distribution to the Stockholders, the holders of Vested Company Options and the holders of Company RSUs in accordance with Section 1.6(b)(i) and the Spreadsheet.

(ii) At or prior to the Closing, Parent shall cause an amount in cash equal to the portion of the Aggregate Option Cash Payment Amount that represents payments to current or former Employee holders of Vested Company Options as indicated to Parent by the Stockholder Representative to be deposited in an account designated by Parent for further distribution to holders of Vested Company Options through the Surviving LLC’s payroll system, less any applicable income and employment withholding Taxes, in each case, accordance with Section 1.6(c)(i), Section 1.6(d) and the Spreadsheet.

(iii) At or prior to the Closing, Parent shall cause an amount in cash equal to (A) the Adjustment Escrow Amount, which shall constitute sole security for the obligations of each Stockholder set forth in Section 1.9 (the “Adjustment Escrow Fund”), and (B) the Indemnity Escrow Amount, which shall constitute partial security for the indemnification obligations of each Indemnifying Party pursuant to Article VII (the “Indemnity Escrow Fund” and, together with the Adjustment Escrow Fund, the “Escrow Funds”), to be withheld from each Stockholder and deposited in an account designated by the Escrow Agent to be held in accordance with the terms of an “Escrow Agreement” in substantially the form attached hereto as Exhibit A.

(iv) At or prior to the Closing, Parent shall cause an amount in cash equal to the Stockholder Representative Expense Fund Amount (the “Stockholder Representative Expense Fund”) to be deposited in an account designated by the Stockholder Representative to be held and used by the Stockholder Representative in accordance with Section 7.6.

(v) At or prior to the Closing, Parent shall pay or cause to be paid, on behalf of the Company or its applicable Subsidiary, the amounts set forth in the Payoff Letters delivered pursuant to Section 4.3(a) by wire transfer of immediately available funds to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters.

(vi) At or prior to the Closing, Parent shall pay or cause to be paid, on behalf of the Company or its applicable Subsidiary, by wire transfer of immediately available funds, the Third Party Expenses set forth in the Estimated Closing Statement to the applicable recipients as set forth on the Estimated Closing Statement.

(vii) At or prior to the Closing, Parent shall cause an amount in cash equal to the Aggregate Phantom Payment Amount to be deposited in an account designated by the Surviving LLC for the further distribution to the Phantom Plan Participants, less any applicable income and employment withholding Taxes, in accordance with the Spreadsheet.

(b) Escrow Funds. Each Indemnifying Party’s Pro Rata Portion of the Escrow Funds and the Stockholder Representative Expense Fund shall be withheld from the portion of the Aggregate Stock Cash Payment Amount otherwise payable to such Indemnifying Party on the Closing Date under Section 1.6(b). To the extent not reduced to satisfy the indemnification obligations of the Indemnifying Parties in accordance with the terms of Article VII, any remaining amounts in the Indemnity Escrow Fund (such amounts, the “Remaining Indemnity Escrow Amount”) shall be paid to the Stockholders pursuant to Section 1.6(f) in accordance with their respective Pro Rata Portions promptly following the date that is fifteen (15) months after the Closing Date (the “Indemnity Escrow Release Date”) or, in the case of amounts held back in respect of pending and unresolved claims as of the Indemnity Escrow Release Date, promptly following the final resolution of such claims as applicable, in each case in accordance with the terms of the Escrow Agreement and this Agreement.

(c) Exchange Procedures for Stockholders. As soon as reasonably practicable after the Closing Date, Parent or the Paying Agent shall mail a letter of transmittal and documents necessary to determine whether or not such Stockholder is an Accredited Investor in substantially the form attached hereto as Exhibit F (the “Exchange Documents”) to the address set forth opposite each Stockholder’s name on the Spreadsheet. After delivery to Parent or the Paying Agent of the Exchange Documents and any applicable tax forms that Parent or the Paying Agent may reasonably require in connection therewith, duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock (the “Company Stock Certificates”), (i) on the Closing Date, in the case of Stockholders who have completed and delivered Exchange Documents to Parent or the Paying Agent prior to the date hereof, or as soon as reasonably practicable upon receipt of the applicable Exchange Documents, in the case of Stockholders who complete and deliver Exchange Documents to Parent or the Paying Agent following the Closing, the Paying Agent shall pay to such Stockholder the portion of the Estimated Cash Consideration payable in respect of such Company Capital Stock pursuant to Section 1.6(b)(i), (ii) on the Closing Date, in the case of Stockholders who have completed and delivered Exchange Documents to Parent or the Paying Agent prior to the date hereof, or as soon as reasonably practicable and in any case within three (3) Business Days of receipt of the applicable Exchange Documents, in the case of Stockholders who complete and deliver Exchange Documents to Parent or the Paying Agent following the Closing, Parent shall cause its transfer agent to issue to such Stockholder who is an Accredited Investor the portion of the Total Stock Consideration issuable in respect thereto pursuant to Section 1.6(b)(i) and the Spreadsheet, and (iii) the Company Stock Certificate, if applicable, so surrendered shall be marked as “cancelled”. Until so surrendered, each Company Stock Certificate outstanding after the First Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive that portion of the Total Merger Consideration (without interest) issuable in exchange for the Company Capital Stock represented by such Company Stock Certificate. No portion of the Total Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto. For all purposes of this Agreement and for U.S. federal income tax purposes, in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), each Stockholder shall be treated as having surrendered shares of Company Capital Stock, in the order set forth in the Letter of Transmittal, in exchange for the cash consideration payable to such Stockholder, and the portion of such shares treated as exchanged for such cash consideration shall be equal to the product of (x) the total number of shares of Company Capital Stock to be surrendered by such Stockholder, multiplied by (y) the percentage of the total value of the aggregate consideration payable to such Stockholder in cash.

(d) Issuance of Parent Common Stock to Holders Company Options and Company RSUs. On the Closing Date, Parent shall cause its transfer agent to issue to each former holder of Vested Company Options and Company RSUs who is an Accredited Investor such holder’s portion of the Total Stock Consideration issuable in respect thereto pursuant to Section 1.6(c)(i), Section 1.6(d) and the Spreadsheet.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Paying Agent or Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the portion of the Total Merger Consideration, if any, payable and/or issuable in respect thereto pursuant to Sections 1.6(b) upon the making of a customary affidavit of that fact by the holder thereof; provided, however, that if the aggregate value of Company Stock Certificates being claimed by a Stockholder as lost, stolen or destroyed exceeds $500,000, Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct (not to exceed the value of such Company Stock Certificates) or (ii) provide a customary indemnification agreement in form and substance reasonably acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation, the Surviving LLC or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) Transfers of Ownership. If any cash payments are to be made or any shares of Parent Common Stock are to be issued pursuant to Section 1.6 and this Section 1.8 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Total Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(g) No Further Ownership Rights in Company Capital Stock. The amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation or the Surviving LLC of shares of Company Capital Stock which were outstanding immediately prior to the First Effective Time or Second Effective Time. If, after the First Effective Time, Company Stock Certificates are presented to the Surviving Corporation or Surviving LLC for any reason, they shall be canceled and exchanged as provided in this Article I.

(h) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Subs, the Paying Agent, the Surviving Corporation, the Surviving LLC, the Stockholder Representative or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

1.9 Closing Date Adjustment.

(a) The Company has delivered to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (A) the Adjustment Amount (the “Estimated Adjustment Amount”), (B) Closing Cash (the “Estimated Closing Cash”), (C) Closing Indebtedness (the “Estimated Closing Indebtedness”), (D) Third Party Expenses (the “Estimated Third Party Expenses”), and (E) Net Working Capital (the “Estimated Net Working Capital”). The Estimated Closing Statement shall have been prepared in accordance with the definitions provided in this Agreement.

(b) Parent, the Company and the Stockholder Representative acknowledge and agree that the Adjustment Amount may not be known as of the Closing Date and that the Estimated Adjustment Amount determined on the Closing Date may need to be adjusted subsequent to the Closing Date on the basis set forth herein. Accordingly, as soon as reasonably practicable, but not later than 90 days after the Closing Date, Parent shall prepare in good faith and deliver to the Stockholder Representative (i) Parent’s determination of the Closing Cash, Closing Indebtedness, Third Party Expenses and Net Working Capital, and (ii) a statement setting forth Parent’s resulting calculation of the Adjustment Amount (the “Parent Closing Statement”). Such estimates shall have been based on the Company’s books and records and have been prepared in accordance with the Accounting Principles and the definitions provided in this Agreement. The Parent Closing Statement shall include a reconciliation of such amounts with the amounts set forth in the Estimated Closing Statement and shall set forth in reasonable detail (and be accompanied by reasonable supporting documentation) the basis for any discrepancy or disagreement.

(c) The Stockholder Representative and Parent will have the right to review all records, work papers and calculations, and shall have access to such personnel and advisors of the Surviving LLC and Parent on reasonable advance notice and during regular working hours, that are reasonably necessary for the purpose of reviewing the Estimated Closing Statement, the Parent Closing Statement; provided that Parent will be entitled to withhold portions of any such books, records, documents or other information or access from the Stockholder Representative the provision of which would, or would reasonably be likely to, (i) cause the attorney-client privilege thereof to be waived, (ii) result in the breach of any confidentiality agreement to which Parent or any of its Affiliates are bound, or (iii) unreasonably interfere with the operation of Parent, the Surviving LLC or their respective businesses. The Stockholder Representative will have 30 days after Parent delivers the Parent Closing Statement in which to notify Parent in writing (such notice, a “Closing Statement Dispute Notice”) of any discrepancy in, or disagreement with, any calculations supporting, or any items reflected on, the Parent Closing Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and Parent and the Stockholder Representative shall negotiate in good faith to resolve such disputed items and, upon mutual agreement by Parent and the Stockholder Representative in writing, an appropriate adjustment will be made thereto. If the Stockholder Representative does not deliver a Closing Statement Dispute Notice to Parent during such 30 day period, the Parent Closing Statement will be deemed to be accepted in the form presented to the Stockholder Representative. If the Stockholder Representative timely delivers a Closing Statement Dispute Notice and Parent and the Stockholder Representative do not resolve, within 15 days after timely delivery of the Closing Statement Dispute Notice, any discrepancy or disagreement therein, the discrepancy or disagreement may be submitted by either party for review and final determination by the Designated Accounting Firm. The review by the Designated Accounting Firm will be limited to the discrepancies and disagreements set forth in the Closing Statement Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of Closing Cash, Closing Indebtedness, Third Party Expenses and the Net Working Capital and the resulting calculation of the Adjustment Amount by the Designated Accounting Firm must be (A) in writing, (B) made in accordance with the Accounting Principles, (C) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the Stockholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Stockholder Representative as the case may be, (D) made as promptly as practical after the submission of such discrepancies and disagreements to the Designated Accounting Firm (but in no event later than 30 days after the date of submission), and (E) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Parent, the Surviving LLC and the Stockholder Representative during such thirty (30)-day period of negotiations and any subsequent dispute arising therefrom. The fees, costs and expenses of retaining the Designated Accounting Firm will be allocated between (x) the Stockholders and (y) Parent in inverse proportion as they may prevail on matters resolved by the Designated Accounting Firm, which proportion will be based on the amounts proposed by the Stockholder Representative and Parent. Following the resolution of all objections of the Stockholder Representative regarding the manner in which any item or items are treated on the Parent Closing Statement, by mutual agreement or as determined by the Designated Accounting Firm, Parent will prepare the final statement reflecting such agreement or determination of the Adjustment Amount, including the Closing Cash, Closing Indebtedness, Third Party Expenses and Net Working Capital and will deliver copies thereof to the Stockholder Representative and such final statement will be the “Final Closing Statement,” and, for the avoidance of doubt, the final Adjustment Amount set forth in the Final Closing Statement will be the “Adjustment Amount.”

(d) If the Adjustment Amount exceeds the Estimated Adjustment Amount used for the calculation of the Estimated Merger Consideration on the Closing Date (such excess amount, the “Excess Amount”), then, within five (5) Business Days of the final determination of the Adjustment Amount, Parent shall deposit the Excess Amount, and Parent and the Stockholder Representative shall issue joint written instructions to the Escrow Agent to release the Adjustment Escrow Fund, in each case in accordance with the Spreadsheet, to the Paying Agent for further distribution to the Stockholders and to the Surviving LLC (or Parent, if the Surviving LLC no longer exists or does not have a payroll system at the time of payment) for further distribution to holders of Vested Company Options and holders of Company RSUs through the Surviving LLC’s payroll system (or Parent’s payroll system, as applicable), less any applicable income and employment withholding Taxes.

(e) If the Adjustment Amount is less than the Estimated Adjustment Amount used for the calculation of the Estimated Merger Consideration on the Closing Date (such deficit amount, the “Shortfall Amount”), then Parent and the Stockholder Representative shall issue joint written instructions to the Escrow Agent to release the lesser of such Shortfall Amount and the balance of the Adjustment Escrow Fund from the Adjustment Escrow Fund to Parent, and to release any remaining balance, if any, of the Adjustment Escrow Fund (such amount, the “Remaining Adjustment Escrow Amount”) to the Paying Agent for further distribution to the Stockholders in accordance with the Spreadsheet; provided, however, to the extent the Adjustment Escrow Fund is insufficient to satisfy the Shortfall Amount, in such joint written instructions, Parent and the Stockholder Representative shall direct the Escrow Agent to release the balance of the Shortfall Amount from the Indemnity Escrow Fund to Parent. For the avoidance of doubt, recovery from the Escrow Funds shall be the sole and exclusive remedy available to Parent, the Surviving LLC and any of their respective Affiliates with respect to any Shortfall Amount.

1.10 Withholding . The Company, the Paying Agent, Parent, the Surviving Corporation and the Surviving LLC, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of Tax law or under any Legal Requirements or applicable Orders, and to be provided any necessary Tax forms, including a valid IRS Form W-9; provided, however, that, except with respect to any deductions or withholdings with respect to payments to Employees, Parent shall use commercially reasonable efforts to (a) notify any Person receiving any payment subject to deduction or withholding under this Section 1.10 in writing, prior to deducting or withholding any amounts or permitting any such deduction or withholding, that such deduction or withholding is required and (b) cooperate and cause its Affiliates to cooperate with the Stockholder Representative in order to permit such amounts to be paid without deduction or withholding or at a reduced rate of deduction and withholding. To the extent such amounts are so deducted or withheld and duly paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to which such amounts would otherwise have been paid.

1.11 Tax Consequences. The Mergers are intended to be treated as integrated steps in a single transaction and together to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, none of Parent or any of its Affiliates makes any representations or warranties to the Company or to any securityholder of the Company regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any securityholder of the Company of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby, and the Company acknowledges that the Company and the securityholders of the Company are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.

1.12 Registration Rights. In consideration for the cancellation of Company Capital Stock, Company Options and Company RSUs, each Equityholder shall be an express third party beneficiary and shall have the right to enforce Parent’s obligations to the Equityholders under that certain Registration Rights Agreement in substantially the form attached as Exhibit H, executed by Parent, the Key Equityholders (as defined therein) and the Stockholder Representative (on behalf of the Equityholders) and effective as of the First Effective Time.

1.13 Taking of Further Action. If at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Company, Parent and the officers and directors of each of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this Article II without reference to the documents referenced therein or any knowledge of the matters addressed thereby, as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date), the Company hereby represents and warrants to Parent and Merger Subs as follows:

2.1 Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted, except where the failure to have such power would not be material to the Company and its Subsidiaries, taken as a whole. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in Michigan and each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be so qualified or licensed would not be material to the Company and its Subsidiaries, taken as a whole. There are no material outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

(b) The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents that has not been Made Available. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company and its Subsidiaries have Employees or facilities or otherwise conduct business as of the date hereof. The operations now being conducted by the Company and its Subsidiaries are not now and have never been conducted by the Company or any of its Subsidiaries under any other name.

2.2 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the First Merger and the other Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Mergers or any other Transactions, other than the adoption of this Agreement and approval of the Mergers by at least a majority of the issued and outstanding shares of Company Voting Common Stock (the “Requisite Stockholder Approval”). The Stockholder Written Consent shall constitute the Requisite Stockholder Approval. The Board of Directors of the Company has unanimously approved this Agreement, the Mergers and the other Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Mergers and the other Transactions. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).

2.3 Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the Mergers or any other Transactions, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, and (c) for which the absence of, or failure to provide, obtain or otherwise address, would not be material to the Company and its Subsidiaries, taken as a whole.

2.4 No Conflicts. Assuming compliance with the other regulatory measures, if any, described in Section 2.3 hereto, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party, and the consummation of the Mergers or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, material modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (a) any provision of the Charter Documents or the organizational documents of any Subsidiary of the Company, as amended, (b) any Company Contract or (c) any Legal Requirement or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c), for any such conflicts, violation, breach or default under or other occurrences that would not be material to the Company and its Subsidiaries, taken as a whole. Section 2.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Mergers or any other Transactions, except for those which the absence of, or the failure to provide, obtain or otherwise address, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.5 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 510,000,000 shares of Company Common Stock, of which (i) 390,000,000 shares are designated Company Voting Common Stock and, of which, 362,420,600 of such shares are issued and outstanding on the date hereof, (ii) 120,000,000 shares are designated Company Non-Voting Common Stock and, of which, 43,183,408 of such shares are issued and outstanding on the date hereof. The Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares (if any). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and at the First Effective Time will not be subject to preemptive rights created by statute, the Charter Documents, or any Company Contract.

(b) All outstanding shares of Company Capital Stock, Company Options, and Company RSUs have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). Other than the Company Capital Stock set forth in Sections 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. True, correct and complete copies of all agreements and instruments relating to any securities of the Company have been Made Available and such agreements and instruments have not been amended, modified or supplemented.

(c) There are no outstanding shares of Company Restricted Stock which are unvested or otherwise subject to a risk of forfeiture or a right of repurchase of the Company. No Company Options are exercisable for shares of Company Restricted Stock that would be unvested or otherwise subject to a risk of forfeiture or a right of repurchase of the Company. The terms of the Plans and the applicable award agreements permit the treatment of Company Options and Company RSUs as provided herein, without the consent or approval of any holder of a Company Option or Company RSU.

(d) Except for the Plans and the Phantom Plan, neither the Company nor any of its Subsidiaries currently maintain any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 55,088,834 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the Plans, of which (i) 52,020,363 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plans, (ii) 142,742 shares have been issued upon the exercise of options granted under the Plans and remain outstanding as of the date hereof, (iii) 0 shares have been issued as restricted stock awards under the Plans and remain outstanding as of the date hereof, (iv) 424,221 shares are issuable, as of the date hereof, upon the vesting and settlement of restricted stock units under the Plans, and (v) 2,925,729 shares remain available for future grant. All holders of Company Options are current employees or non-employee directors or independent contractors, advisors or consultants to or of the Company or a Subsidiary of the Company. No Company Option or other “stock right” (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (1) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted and no exercise price of any Company Option has been amended following the grant date of such Company Option to an exercise price less than the fair market value on the date of such amendment, (2) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other stock rights, (3) has been granted after the Company’s incorporation, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (4) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

(e) Section 2.5(e) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder, the type of award, the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, the date of grant, the exercise price and whether such Company Option is “early exercisable” for shares of Company Restricted Stock.

(f) Section 2.5(f) of the Disclosure Schedule sets forth for each outstanding Company RSU, the name of the holder, and the number, class and series of shares of Company Capital Stock underlying such Company RSU.

(g) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(h) Except for the Company Options and Company RSUs, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of the Company or any of its Subsidiaries (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries, and there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Mergers, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(i) The information contained in the Spreadsheet is true, correct and complete as of the Closing Date and the calculations performed to compute the information contained therein will be accurate and in accordance with applicable Legal Requirements, the terms of this Agreement, the Charter Documents and all other agreements and instruments among the Company and/or any of the Stockholders, and no Stockholder nor any other holder of Company securities will be entitled to any amounts except as provided in the Spreadsheet or as set forth in Section 1.6(f) with respect to payment of any Deferred Amounts to Stockholders.

2.6 Company Subsidiaries.

(a) (i) Section 2.6(a) of the Disclosure Schedule lists each Subsidiary of the Company along with its jurisdiction of incorporation or organization. Each Subsidiary of the Company is an entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (or in the event good standing is not an applicable concept in such jurisdiction, no proceedings have been initiated for the dissolution of such Subsidiary under the laws of its jurisdiction of incorporation or organization). Each Subsidiary of the Company has the power to own its assets and properties and to carry on its business as currently conducted, except where the failure to have such power would not be material to such Subsidiary. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary to the such Subsidiary’s business as currently conducted except where the failure to be so qualified or licensed would not be material to such Subsidiary. All of the outstanding shares or other equity interests of each Subsidiary of the Company are owned of record and beneficially by the Company. All of the outstanding shares or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws or other organizational documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Legal Requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary of the Company.

(ii) A true, correct and complete copy of the charter documents and bylaws or other organizational documents of each Subsidiary of the Company, each as amended to date and in full force and effect on the date hereof, has been Made Available. No Subsidiary of the Company is, to the Knowledge of the Company, threatened with or subject to any bankruptcy or insolvency proceedings or is or likely to become unable to pay its due debts upon their maturity. Section 2.6(a)(ii) of the Disclosure Schedule lists, for each Subsidiary of the Company on the date of this Agreement, (A) the managers, directors and officers for each such Subsidiary and (B) the name(s) of the shareholder(s) and other equity interest holders (and percentage owned by each), if applicable, of such Subsidiary. Any Subsidiaries that are not wholly owned by the Company are controlled by the Company and consolidated with the Company in the Financials.

(b) Section 2.6(a)(ii) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Company’s Subsidiaries) in which the Company owns, directly or indirectly, any shares or any interest. Neither the Company nor any of its Subsidiaries have entered into any Contracts to make any future investment in or capital contribution to any Person.

2.7 Company Financial Statements; Internal Financial Controls .

(a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2019, December 31, 2018 and December 31, 2017 and each of the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), (ii) reviewed balance sheets as of June 30, 2020 and each of the related consolidated statements of income, cash flow and stockholders’ equity for the six (6) month periods then ended (the “Reviewed Financials”) and (iii) unaudited consolidated balance sheet as of September 30, 2020 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the three (3) months then ended (the “Interim Financials” and, together with the Year-End Financials and the Reviewed Financials, collectively referred to as the “Financials”). The Year-End Financials and the Reviewed Financials have been prepared in accordance with the Accounting Principles. The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financials are consistent with such Books and Records.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the accounts receivable, whether billed or unbilled, of the Company and each of its Subsidiaries arose in the ordinary course of business, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement.

(c) The Company and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries in all material respects, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and each of its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any manager thereof) have identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (y) any fraud, whether or not material, that involves the management or other Employees of the Company (current or former) or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (z) any claim or allegation regarding any of the foregoing.

2.8 No Undisclosed Liabilities. Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, neither the Company nor any of its Subsidiaries have any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP) (a “Liability”), except (a) for those which have been reflected in the Current Balance Sheet, (b) those that are expressly disclosed on Section 2.8 of the Disclosure Schedule, (c) contractual and other liabilities which have been incurred or have arisen in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law) or (d) for those which incurred solely as a result of any action expressly required to be taken pursuant to the terms of the Agreement. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP as consistently applied by the Company for pre-Closing periods and are adequate.

2.9 No Changes. Since the Balance Sheet Date through the date hereof,

(a) no Company Material Adverse Effect has occurred or arisen, and

(b) neither the Company nor any of its Subsidiaries have taken any of the following actions:

(i) caused or permitted any modifications, amendments or changes to the Charter Documents or the organizational documents of any of its Subsidiaries;

(ii) formed, or entered into any commitment to form, a subsidiary, or acquired, or entered into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(iii) made or agreed to make any capital expenditure or commitment exceeding $100,000 individually or $250,000 in the aggregate;

(iv) entered into any agreement, contract or commitment for the sale, lease, license or transfer of any material Company IP or any agreement, contract or commitment or modification or amendment to any agreement with respect to material Company IP with any Person, except in the ordinary course of business consistent with past practice;

(v) acquired or agreed to acquire or disposed or agreed to dispose of any material assets of the Company or any of its Subsidiaries or any business enterprise or division thereof outside the ordinary course of the business of the Company or any of its Subsidiaries, and consistent with past practice;

(vi) incurred any Indebtedness, which will not be paid off as of the date of this Agreement, issued or sold any debt securities, created a Lien over any asset of the Company or any of its Subsidiaries or materially amend the terms of any outstanding loan agreement;

(vii) made any loan to any Person (except for advances to employees for reasonable business travel and other business expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(viii) paid, discharged, released, waived or satisfied any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(ix) adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(x) (A) made or changed any material election in respect of Taxes other than in the ordinary course of business consistent with past practice, (B) adopted or changed any accounting method in respect of Taxes, (C) entered into any closing agreement in respect of Taxes, (D) settled any claim or assessment in respect of a material amount of Taxes, (E) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, (F) made or requested any Tax ruling, (G) entered into any Tax sharing or similar agreement or arrangement, (other than any agreement or arrangement the primary subject matter of which is not Taxes), or (H) amended any income or other material Tax Return;

(xi) materially increased, or agreed to materially increase, the base cash compensation payable, to its officers or senior Employees with annual base compensation in excess of $300,000, or granted any change in control benefit, severance or termination pay to, or entered into any employment or severance agreement with, any of its current Employees, other than in the ordinary course of business consistent with past practice or as required by Legal Requirement;

(xii) terminated any Employee whose annual salary exceeded $300,000, other than in the ordinary course of business consistent with past practice or as required by Legal Requirement or otherwise cause any Employees to resign, in each case other than (x) in the ordinary course of business consistent with past practice or (y) for “cause” or poor performance;

(xiii) canceled, amended (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or failed to renew (on substantially similar terms) any insurance policy of the Company or any of its Subsidiaries;

(xiv) except as required by applicable Legal Requirements and the Transactions contemplated herein, convened any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders; or

(xv) taken, committed, or agreed in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 2.9(b).

2.10 Taxes.

(a) Tax Returns and Payments. Each income and other material Tax Return required to be filed by or on behalf of the Company or any of its Subsidiaries with any Governmental Entity, including all material Tax Returns required to be filed by the Company for fiscal years ending on or prior to December 31, 2019: (i) has been filed on or before its applicable due date (including any extensions of such due date); and (ii) has been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All material amounts of Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid (whether or not shown on any Tax Return). Neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return, except extensions not currently in effect or obtained in the ordinary course of business. Neither the Company nor any of its Subsidiaries has deferred or delayed the payment of any Taxes under provisions of the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act. Neither the Company nor any Subsidiary has any liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Indebtedness.

(b) Reserves for Payment of Taxes. The Financials accurately and fully accrue in all material respects all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Neither the Company nor any of its Subsidiaries have incurred any material liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(c) Audits; Claims; Etc. No Tax Return of the Company or any of its Subsidiaries is currently under any examination or audit by any Governmental Entity. Neither the Company nor any of its Subsidiaries have received from any Governmental Entity any: (i) written notice indicating an intent to open a Tax audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment, in each case, which has not settled or resolved. No claim or legal proceeding is pending or threatened in writing against the Company or any of its Subsidiaries in respect of any material Tax (including any Tax filing or Tax reporting obligation). There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries. There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable or which are being contested in good faith (and for which there are adequate accruals made in accordance with GAAP).

(d) Distributed Stock. Neither the Company nor any of its Subsidiaries have distributed stock of another Person, and neither the Company nor any of its Subsidiaries have had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code during the two years prior to the date of this Agreement.

(e) Sales Tax. The Company and each of its Subsidiaries has collected and remitted all material amounts, sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company or its Subsidiaries, as applicable, has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(f) Gain Recognition Agreements. The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(g) Section 965. The Company will not be required to include in income following the Closing any amount as a result of an election under Section 965(h) of the Code.

(h) Tax Indemnity Agreements; Etc. Neither the Company nor any of its Subsidiaries currently are a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (in each case, other than any Contract, agreement or arrangement (i) between or among the Company and any of its Subsidiaries or (ii) the primary subject matter of which is not Taxes), and after the Closing Date, neither the Company nor any of its Subsidiaries will be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts. Neither the Company nor any of its Subsidiaries have any liability for Taxes of any Person (other than the Company and its Subsidiaries, as the case may be) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, by operation of law or otherwise.

(i) No Other Jurisdictions for Filing Tax Returns. Neither the Company nor any of its Subsidiaries are subject to material Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction.

(j) Transfer Pricing. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code (or any comparable provisions of state, local or non-U.S. Legal Requirements). All intercompany agreements have been adequately documented in all material respects, and such documents have been duly executed in a timely manner.

(k) Tax Shelters; Listed Transactions; Etc. Neither the Company nor any of its Subsidiaries have consummated or participated in, nor is the Company or any of its Subsidiaries currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662 of the Code and the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries have ever participated in, nor is currently participating in, a “listed transaction” within the meaning of Section 6707A(c) of the Code or

Treasury Regulations Section 1.6011-4(b). The Company and each of its Subsidiaries has disclosed on its respective Tax Returns any Tax reporting position taken in any Tax Return which could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Legal Requirements).

(l) Withholding. Except where the Taxes at issue are immaterial in amount, the Company and each of its Subsidiaries: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any non-U.S. Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.

(m) Change in Accounting Methods; Closing Agreements; Etc. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the First Effective Time or use of an improper method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed prior to the First Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax law) with respect to a transaction occurring prior to the First Effective Time; (iv) installment sale or open transaction disposition made prior to the First Effective Time; (v) prepaid amount received or deferred revenue accrued on or prior to the First Effective Time; or (vi) election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Tax law.

(n) Consolidated Groups. Neither the Company nor any of its Subsidiaries have ever been a member of an affiliated, combined, consolidated or unified group (including within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or LLamasoft, Inc.).

(o) PFICs; CFCs. The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code) (“CFC”) or passive foreign investment company (as defined in Section 1297 of the Code) (“PFIC”).

(p) Section 83(b). To the Company’s Knowledge, no Person holds, or has ever acquired, shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not timely been made. The Company has Made Available true, correct and complete copies in its possession of all election statements under Section 83(b) of the Code, together with evidence in its possession of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any unvested securities or other property issued by the Company, or any Subsidiary to any of their respective employees, non-employee directors, consultants and other service providers.

(q) Section 409A. Each Company Employee Plan and Contract, agreement or arrangement between the Company or any Subsidiary and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), including without limitation the Phantom Plan, has been at all times since the Company’s incorporation in material operational compliance with Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) and at all times since the Company’s incorporation in material documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time since the Company’s incorporation. No compensation will, or could reasonably be expected to be includable, in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements that is or has been in effect at any time prior to the First Effective Time. To the extent required, the Company and each of its Subsidiaries have properly reported and/or withheld and remitted on amounts deferred under any nonqualified deferred compensation plan subject to Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party covering any Employee of the Company or any of its Subsidiaries, which individually or collectively obligates the Company or any of its Affiliates to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A.

(r) Section 280G. There is no agreement, plan, arrangement or other Contract covering any current or former Employee to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the Transactions and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No stock of the Company or any Stockholders is readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder) such that the Company is ineligible to seek stockholder approval in a manner that complies with Code Section 280G(b)(5).

(s) Section 4999. There is no agreement, plan, arrangement or other Company Contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(t) The representations and warranties set forth in this Section 2.10 (other than the final sentence of Section 2.10(a), Sections 2.10(f) through (h) and Section 2.10(m)) are made only with respect to Pre-Closing Tax Periods and shall not be construed as a representation or warranty with respect to Tax positions that Parent or any of its Affiliates (including the Company and its Subsidiaries) may take in or in respect of a Tax period (or portion thereof) beginning after the Closing Date.

2.11 Real Property. The Company and its Subsidiaries do not own any real property. Section 2.11(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”). The Company has delivered a true and complete copy of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). Except as set forth on Section 2.11(b) of the Disclosure Schedule, (i) the Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business, and (ii) there are no other parties occupying, or with a right to occupy, the Leased Real Property.

2.12 Tangible Property. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have good and valid title to, or, in the case of Leased Real Property, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and for which there are adequate accruals made in accordance with GAAP (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby and (d) as set forth on Section 2.12 of the Disclosure Schedules. The material items of equipment owned or leased by the Company and each of its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13 Intellectual Property.

(a) Disclosures. The Disclosure Schedule accurately identifies and describes: (i) in Section 2.13(a)(i) of the Disclosure Schedule, each current Company Product (by name, version number, and other appropriate identifiers); (ii) in Section 2.13(a)(ii) of the Disclosure Schedule, (A) each item of Company IP that is Registered IP, (B) the record owner, and, if different, the legal and beneficial owner, of such item of such Registered IP, (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant and (iii) in Section 2.13(a)(iii) of the Disclosure Schedule, all material unregistered trademarks owned or used by the Company or any of its Subsidiaries. There is no Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

(b) Ownership Free and Clear. The Company or one of its Subsidiaries exclusively own all right, title and interest to and in the Company IP, free and clear of any Liens other than Permitted Liens. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company and its Subsidiaries in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii) each Employee (current or former) who is or was involved in the authorship, invention, creation, conception or development of any Intellectual Property or Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement (A) sufficient to irrevocably assign all such Intellectual Property and such Intellectual Property Rights to the Company and its Subsidiaries, and (B) containing confidentiality provisions protecting the Company IP;

(iii) all Intellectual Property Rights and Intellectual Property created by the Company’s or its Subsidiaries’ founders or other Persons for or on behalf of or in contemplation of the Company or its Subsidiaries (A) prior to the inception of the Company or its Subsidiaries or (B) prior to their commencement of employment with the Company or its Subsidiaries have been irrevocably assigned to the Company;

(iv) no Employee or former employer of any Employee has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any material Company IP;

(v) neither the Company nor any of its Subsidiaries are utilizing (A) any material Intellectual Property or Intellectual Property Rights authored, invented, created, conceived or developed by any Employees or Persons the Company or any of its Subsidiaries currently intends to hire, or (B) to the Knowledge of the Company, any confidential information of any other Persons to which such Employees were exposed prior to their employment by the Company or any of its Subsidiaries;

(vi) to the Knowledge of the Company, no Employee is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights, confidentiality or noncompetition;

(vii) no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used to develop or create any Company IP;

(viii) the Company and each of its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of all material proprietary information held by the Company or any of its Subsidiaries, or purported to be held by the Company or any of its Subsidiaries, as a trade secret, including any confidential information or trade secrets provided to the Company or any of its Subsidiaries by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information;

(ix) Neither the Company nor any of its Subsidiaries have made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations (including any membership commitments or other commitments, promises, submissions, suggestions, statements or declarations that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company or any of its Subsidiaries’ control of any Company IP) to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) with respect to Company IP, and no patent or copyright included in the Company IP (i) is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit the Company’s control of any Company IP or (ii) has been identified by the Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization;

(x) either the Company or any one or more of its Subsidiaries owns or otherwise has the right to use, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property used in or needed to conduct the business of such entity as currently conducted by the Company and its Subsidiaries;

(xi) all material Company IP will be fully transferable and alienable by the Company or one or more of its Subsidiaries at the Closing without restriction and without payment of any kind to any Person;

(xii) no Company IP is subject to any Action that restricts in any material manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have an adverse effect on the use, validity or enforceability thereof that would be material to business or operations of the Company or any of its Subsidiaries; and

(xiii) the Company and its Subsidiaries have the exclusive right to bring an Action against a third party for infringement or misappropriation of the material Company IP.

(c) Valid and Enforceable. No trademark (whether registered or unregistered), trade name, domain name or otherwise protected designation (e.g., worktitle) owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes in any material respect with any trademark (whether registered or unregistered), trade name or domain name owned, used or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired in any material respect. Each item of Company IP that is Registered IP is subsisting and, except with respect to applications for Registered IP, is valid and enforceable, and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries in connection with the Company IP has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its Subsidiaries, as applicable, has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

(d) Effects of the Mergers. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Mergers or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property or Intellectual Property Rights owned by, or licensed to, Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries); or (iv) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the Transactions.

(e) No Third Party Infringement of Company IP. To the Knowledge of the Company, in the past six years, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. In the past six years, neither the Company nor any of its Subsidiaries have brought any Actions alleging (i) infringement, misappropriation or other violation of any Company IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Company IP, and, to the Knowledge of the Company, there do not exist any facts which could currently form the basis of any such Actions. Neither the Company nor any of its Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Company IP. Section 2.13(e) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its Subsidiaries or representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP by a Person.

(f) Use of Licensed IP. The Company has valid written licenses for all Licensed IP and such licenses are of sufficient scope to permit the Company and each of its Subsidiaries to conduct its business as currently conducted without infringing or violating the rights of any other Person in any material respect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any other Person, is in breach of any Licensed IP Contract, except where such breach would not reasonably be expected to have a Material Adverse Effect.

(g) Sufficiency of IP. The Company IP and the Licensed IP together constitute all of the Intellectual Property and Intellectual Property Rights necessary to operate the businesses of the Company and each of its Subsidiaries as currently conducted.

(h) No Infringement of Third Party IP Rights. Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has, in the past six years, infringed, misappropriated or otherwise violated in any material respect, any Intellectual Property Right of any other Person, and the conduct of the business of the Company and each of its Subsidiaries, when conducted by the Company and each of its Subsidiaries in substantially the same manner after the date hereof and by Parent or the Surviving LLC after the Closing Date, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other

Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Legal Requirement, in each case, in any material respect. Without limiting the generality of the foregoing: (i) no Company Product has, in the past six years, ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person in any material respect; (ii) no Action for infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or any of its Subsidiaries or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such claim or legal proceeding and (iii) neither the Company nor any of its Subsidiaries have received, in the past six years, any notice or other communication (in writing) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person, (B) inviting the Company or any of its Subsidiaries to license any Intellectual Property Right of any other Person or (C) claiming that any Company Product or the operation of the business of the Company or any of its Subsidiaries constitutes unfair competition or trade practices under any Legal Requirements.

(i) Bugs. None of the Company Software: (i) contains any bug, defect, vulnerability or error that materially and adversely affects the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has Made Available a true, correct and complete list of all known bugs, defects and errors in each version and component of the Company Software. Without limiting the foregoing, there are no warranty, indemnification requests or other claims asserted against the Company or any of its Subsidiaries related to any Company Software which remain unresolved as of the date hereof.

(j) No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) materially disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).

(k) Company IT Assets. All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Company’s and each of its Subsidiaries’ businesses (collectively, the “Company IT Assets”) are at least adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of such businesses. The Company IT Assets have not materially malfunctioned or failed within the past four years, to the Knowledge of the Company, and do not contain any Harmful Code or other Software routines or hardware components that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, or (ii) enable or assist any Person to access without authorization any Company IT Assets. The Company and each of its Subsidiaries have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the Company IT Assets.

(l) Security Measures. The Company and each of its Subsidiaries have taken all reasonable steps and implemented reasonable procedures to ensure that the information technology systems used in connection with the operation of the businesses of the Company and each of its Subsidiaries are free from any Harmful Code. The Company and each of its Subsidiaries have appropriate disaster recovery and security plans, procedures and facilities for the businesses of the Company and each of its Subsidiaries, and have taken all reasonable administrative, technical and physical measures consistent with (or exceeding) industry standards to safeguard the Company Software and Company IT Assets from unauthorized access, disclosure or use by any Person. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have implemented comprehensive security plans that (i) identify internal and external risks to the security of the Company’s and each of its Subsidiaries’ confidential information and any Private Data held or used by the Company and each of its Subsidiaries and (ii) implement, monitor and improve adequate and effective safeguards to control those risks. Such comprehensive security plans described above have been designed using and comply with all applicable security standards, including any standards referenced in the Company or any of the Subsidiaries’ product marketing materials. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company IT Assets or Company Software.

(m) No Spyware or Malware. None of the Company Software performs the following functions, without the knowledge and consent of the owner or authorized user of a computer system or device: (i) sends information of a user to any other Person without the user’s consent or collects Personal Data stored on the computer system or device; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or an authorized user of the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; or (viii) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior.

(n) Use of Open Source Code.

(i) Neither the Company nor any of its Subsidiaries has used, modified, or distributed any Open Source Software in a manner that: (i) could or does require (or could or does condition the use or distribution of such Software on) the disclosure, licensing or distribution of any source code for any Company IP or any portion of any material Company Product other than such Open Source Software; (ii) could or does require the licensing or disclosure of any Company IP, or any portion of any material Company Product other than such

Open Source Software, for the purpose of making derivative works; (iii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any material Company IP, including restrictions on the consideration to be charged for the distribution of any material Company Product; (iv) creates obligations for the Company or any of its Subsidiaries with respect to Company IP or grants to any Person any rights or immunities under Company IP; or (v) imposes any other limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Product.

(ii) The Company and each of its Subsidiaries have complied in all material respects with all of the terms and conditions of each applicable license for Open Source Software, including all requirements pertaining to attribution and copyright notices. The Company and each of its Subsidiaries regulate the use, modification, and distribution of Open Source Software in connection with the businesses of the Company and each of its Subsidiaries and the Company Products, in compliance with the applicable licenses for such Open Source Software. There has been no material deviation from or violation of the Company’s or any of its Subsidiaries’ policies with respect to Open Source Software.

(o) No License of Source Code. No source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee, including under any license for Open Source Software. Neither the Company nor any of its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or any other Person who is not, as of the date of this Agreement, an Employee of the Company or any of its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an Employee of the Company or any of its Subsidiaries.

(p) Marketing Communications. To the extent required by Privacy Legal Requirements, recipients of any communications initiated by or for the Company or any of its Subsidiaries have consented to receive such communications, and, with respect to such communications, the Company and each of its Subsidiaries and all Persons performing for the Company and each of its Subsidiaries have at all times complied, in all material respects, with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Privacy and Electronic Communications Directive 2002/58/EC (ePrivacy) (as amended), and all other Legal Requirements relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.

(q) Private Data. No breach or violation of any security policy of the Company or its Subsidiaries has occurred in the past three years, or is threatened, and there has been no loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of material Private Data or other material data or information in any of the Company Databases.

(r) Privacy Policies and Privacy Legal Requirements. To the Knowledge of the Company, no statement on any Company Product or any Company Site, or in any Company Privacy Policy, has been misleading, deceptive or in violation of any Privacy Legal Requirement. In the past three (3) years, the Company and its Subsidiaries have complied at all times with all: Company Privacy Policies, all Privacy Legal Requirements and all filings, registrations and certifications made with respect to such Privacy Legal Requirements, in each case, in all material respects. The execution, delivery and performance of this Agreement and any Related Agreements and the consummation of the Transactions will comply with all Company Privacy Policies and Privacy Legal Requirements in all material respects. Neither the Company nor any of the Subsidiaries has exceeded its rights in any material respect to data provided or accessed under any Contract. Neither the Company nor any of the Subsidiaries uses or has used (whether or not in anonymous form or for the purpose of improving any Company Product) any data directly or indirectly provided by, or obtained from, any counter party to any Contract, except in compliance with the applicable Contract. Neither the Company nor any of the Subsidiaries sell any Private Data. The systems, products and services of the Company and each of the Subsidiaries are adequate and sufficient to meet the requirements of all applicable Privacy Legal Requirements in all material respects with respect to the protection of the privacy and confidentiality of all Personal Data and Tracking Data present, stored, used or processed in connection with such systems, products or services. The Company and each of the Subsidiaries have at all times taken all steps reasonably necessary to ensure that all Personal Data and Tracking Data is protected against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse and there has been no loss, destruction or damage of or unauthorized access to or other misuse of Personal Data or Tracking Data. In the past three (3) years, there is not and has not been any complaint to, or any audit, proceeding, or to the Knowledge of the Company, any (A) investigation (formal or informal) or (B) Action of or against the Company, any of its Subsidiaries, or any of their customers (in the case of customers, to the extent relating to any Company Product or Company Site or the practices of the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries) by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, in each case, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no facts or circumstances that could constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Company or any of its Subsidiaries.

(s) Private Data Processing Agreements. To the Knowledge of the Company, no statement on any Company Product or any Company Site, or in any Company Privacy Policy, has been misleading, deceptive or in violation of any Privacy Legal Requirement. The Company has Made Available a true, correct and complete copy of its standard form of Company Private Data Processing Contract currently used by the Company.

(t) The conduct and operation of the Company’s and its Subsidiaries’ businesses, including the operation of the Company Products and their distribution to and use by customers, complies with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (applicable as of 25 May 2018) (“GDPR”). The Company has Made Available to Parent a true, correct and complete copy of the Company’s Article 30 processing records created pursuant to the GDPR. Where the Company or any of its Subsidiaries uses a data processor to process Private Data, there is in existence a written Contract between the Company and each such data processor that complies with the requirements of all Privacy Legal Requirements. The Company has Made Available to Parent true, correct and complete copies of all such Contracts. To the Knowledge of the Company, such data processors have not breached any such Contracts pertaining to Private Data processed by such Persons on behalf of Company. Neither the Company nor any of its Subsidiaries has transferred or authorized the transfer of Private Data outside of the originating country, except where such transfers have complied with the requirements of Privacy Legal Requirements. The Company and each of its Subsidiaries are not currently involved in or the subject of any Proceedings related to any Privacy Legal Requirements. Neither the Company nor any of its Subsidiaries has made any agreement with any Governmental Entity regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Tracking Data or Personal Data, or Privacy Legal Requirements. The Company and each of its Subsidiaries are not currently party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Tracking Data or Personal Data, or Privacy Legal Requirements. The Company and its Subsidiaries do not currently and have not in the past three years, collected, stored or used any credit card information, credit scores, financial account information, social security numbers, health or medical information, any information regarding anyone under the age of thirteen (13) years, or any data designated as “sensitive” under any Privacy Legal Requirements. No circumstance has arisen in which Privacy Legal Requirements would require the Company or any of the Subsidiaries to notify a Governmental Entity or any other Person of a data security breach, security incident or violation of any data security policy. The Company complies with the California Consumer Privacy Act of 2018, Title 1.81.5 (commencing with Section 1798.100) to Part 4 of Division 3 of the Civil Code.

2.14 Material Contracts.

(a) Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Company Contract, including all amendments and modifications thereto, in effect as of the date hereof (the Company Contracts described below, whether or not set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):

(i) that is with (A) a Top Customer or (B) a Top Supplier;

(ii) pursuant to which the Company or any of its Subsidiaries has been appointed a partner, reseller or distributor or OEM and which would reasonably be expected to result in payments to the Company and its Subsidiaries in excess of $100,000 per year;

(iii) pursuant to which the Company or any of its Subsidiaries has appointed another party as a partner, reseller, or distributor or OEM and which would reasonably be expected to result in payments to the Company and its Subsidiaries in excess of $100,000 per year;

(iv) pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(v) pursuant to which the Company has an obligation to assign material Intellectual Property Rights;

(vi) imposing any material restriction on the right or ability of the Company or any of its Subsidiaries: (A) to engage in any business practices; or (B) to compete with any other Person or to engage in any line of business, market or geographic area or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market;

(vii) license agreement of any third-party Intellectual Property that is material to the Company or its Subsidiaries (excluding license agreements requiring an annual payment of less than $500,000 and agreements for commercial or “off-the-shelf” software or services);

(viii) that is a collective bargaining agreement or similar Contract with any union, works councilor specifically authorized employee representative;

(ix) that is a Lease Agreement;

(x) relating to capital expenditures and involving future payments in excess of $100,000 individually or $250,000 in the aggregate;

(xi) relating to the settlement of any Action with respect to which the Company or any of its Subsidiaries will have outstanding obligations in excess of $50,000 as of the date of this Agreement;

(xii) entered into in the last three years and relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any material securities;

(xiii) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any of its Subsidiaries;

(xiv) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement, other than those indemnities that do not deviate in any material respect from the corresponding Standard Form IP Contract or that would not be material to business or operations of the Company or any of its Subsidiaries;

(xv) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xvi) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party; and

(xvii) constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity.

(b) The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, each Material Contract is valid and in full force and effect and is enforceable against the Company or any of its Subsidiaries and by the Company or any of its Subsidiaries in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries is in breach or default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Material Contract. Neither the Company nor any of its Subsidiaries have received any written notice or other written communication (or otherwise has Knowledge of) regarding any actual violation or breach of, or default under, any Material Contract. Neither the Company nor any of its Subsidiaries have waived any of its material rights under any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

2.15 Employee Benefit Plans.

(a) Schedule. Section 2.15(a)(1) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan. No Person, other than an Employee, is or was a member or former member of any Company Employee Plan. Section 2.15(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title, supervisor, annual salary or base wages, commissions (both commission target and earned commissions), bonus (target, maximum and any amounts paid for the current year), overtime classification, organization of working time (full time, part time, or temporary) and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the date hereof, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 2.15(a)(2) of the Disclosure Schedule intends to terminate their employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.15(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries.

(b) Documents. The Company has Made Available, with respect to each Company Employee Plan, as applicable: (i) correct and complete copies of all current plan documents including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (iv) all non-routine correspondence and/or notifications to or from any governmental agency in the last two years, and (v) the most recent IRS determination, opinion, or advisory letters. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this Section 2.15(b), which would materially affect the information contained therein.

(c) Employee Plan Compliance. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable Legal Requirements including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion, notification or advisory letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of such letter that is reasonably likely to affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company and has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements. Each Company Employee Plan that is a health plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”) and the Company has not incurred any material liability or material excise tax under Section 4980H of the Code.

(d) No Pension Plan. Neither the Company nor any of its Subsidiaries maintains, sponsors, participates in or has any liability with respect to any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.

(e) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. The Company or any does not contribute to or have an obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not maintain, sponsor, participate in or contribute to any multiple employer plan or to any plan described in Section 413(c) of the Code or a “multiple employer welfare arrangement”, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(f) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, post-termination or retiree or post-employment life insurance, health or similar benefits to any person for any reason, except as may be required by COBRA or applicable state law, and neither the Company nor any of its Subsidiaries has represented, promised or contracted (in written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination, retiree or post-employment life insurance, health or similar benefits, except to the extent required by statute or other applicable Legal Requirements.

(g) Effect of Mergers. Neither the execution and delivery of this Agreement nor the consummation of the Mergers or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any material payment or benefit (including, without limitation, severance, golden parachute, or bonus) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness or (iii) result in the acceleration of the time of payment or vesting of any such material payments or benefits due under any Company Employee Plan except as required under Section 411(d)(3) of the Code.

2.16 Employment Matters.

(a) Compliance with Employment Laws. The Company and each of its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification (including employee versus independent contractor classification), employee classification (including exempt versus non-exempt classification for purposes of overtime pay), employment tax withholding, social security contributions withholding, prohibited discrimination, working time, labor and works council relations, equal employment, pay equity, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. There are no material actions, suits, claims or administrative matters pending, or to the Knowledge of the Company, threatened before any Governmental Entity against the Company or any of its Subsidiaries relating to any Employee. Neither the Company nor any of its Subsidiaries are party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local Governmental Entity with respect to the Company or its Subsidiaries’ employment practices. United States based Employees of the Company and each of its Subsidiaries are all terminable by the Company at will without any resulting liability to the Company (other than wages accrued before termination and amounts under other compensation plans, that were previously earned, vested, or accrued under Company Employee Plans prior to the First Effective Time) with any exceptions disclosed in the Offer Letters, Employment Agreements, Employee Secrecy and Intellectual Property Agreements and Retention Bonuses listed under the United States section of Section 2.15(a)(1) of the Disclosure Schedule.

(b) Harassment and Discrimination. The Company has adopted an equal employment opportunity and anti-harassment policy. In the last four (4) years, there have been no material actions, suits, claims or administrative matters pending before any Governmental Entity against the Company or any of its Subsidiaries brought by any Employee related to alleged violations, of Title VII of the Civil Rights Act of 1964, the Age Discrimination in

Employment Act, the Americans with Disabilities Act, and other applicable foreign, federal, state or local laws or regulations prohibiting discrimination against or sexual harassment of employees (collectively, “Anti-Discrimination Laws”). To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment, discrimination or retaliation against the Company or any of its Subsidiaries or its current or former directors, officers or employees. Within the last three (3) years, neither the Company nor any its Subsidiaries have entered into any settlement agreement, non-disclosure agreement or similar agreement related to the resolution of any allegations, reports, investigations or incidents of a violation of its equal employment opportunity and anti-harassment policy or Anti-Discrimination Laws involving any Employees.

(c) Labor. No material labor or works council dispute, slowdown, work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Neither the Company nor any of its Subsidiaries have within the last three years been party to any unfair labor practice charges or complaints before the National Labor Relations Board. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, works council, union or similar agreement with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action in the ninety (90) day period prior to the date of this Agreement that required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) or similar state or local law.

(d) No Interference or Conflict. To the Knowledge of the Company, no Employee is in violation of any material term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or currently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. Neither the Company nor any of its Subsidiaries is a party to any Contract with any of their respective Employees or service providers that provide any additional payment of compensation to such service provider in connection with any period of non-competition following the cessation of services to the Company or any of its Subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted or proposed to be conducted nor any activity or such officers, directors, Employees or consultants in connection with the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, materially conflict with or result in a material breach of the terms, conditions, or provisions or, or constitute a material default under any Contract under which any of such officer, directors, Employees, or consultants is now bound. Except as set forth in Section 2.16(d) of the Disclosure Schedule, to the Knowledge of the Company, no Employee has given notice that any such Employee intends to terminate his or her employment with the Company or any of its Subsidiaries within the one year period following the Closing.

2.17 Governmental Authorizations. Each notification, consent, license, permit, grant or other authorization (a) pursuant to which the Company and each of its Subsidiaries currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s and each of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company and each of its Subsidiaries, as the case may be. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its businesses or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Mergers. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have been and are in compliance with the terms and conditions of the Company Authorizations.

2.18 Litigation. There is no Action pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such), nor, to the Knowledge of the Company, is there any reasonable basis therefor. No Governmental Entity has at any time since January 1, 2017 challenged or questioned the legal right of the Company and each of its Subsidiaries to conduct their operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action pending or, to the Knowledge of the Company, threatened in writing, against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor, to the Knowledge of the Company, is there any reasonable basis therefor. Neither the Company nor any of its Subsidiaries has any Action pending against any other Person.

2.19 Insurance . Section 2.19 of the Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies (such policies and bonds, collectively, “Insurance Policies”). There is currently no claim by the Company pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed. To the Knowledge of the Company, no facts or circumstances exists which would permit the Company to make a valid claim pursuant to any Insurance Policy. All premiums due and payable under all Insurance Policies have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such Insurance Policies. The Insurance Policies have been in effect since their inception and remain in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of the Insurance Policies.

2.20 Compliance with Legal Requirements.

(a) General. Except as is not material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have complied with all Legal Requirements and are not in violation of any Legal Requirement. Neither the Company nor any of its Subsidiaries have received any written notices of suspected, potential or actual violation with respect to, any Legal Requirement.

(b) Export Control Laws. The Company and each of its Subsidiaries have in the past three (3) years conducted its export and re-export transactions in accordance in all material respects with (x) all applicable U.S. export and re-export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (y) all other applicable import/export controls in other countries in which the Company and each of its Subsidiaries conduct business. Without limiting the foregoing, (i) the Company and each of its Subsidiaries have in the past three (3) years obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses to Parent or the Surviving LLC are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 2.20(b) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s and each of its Subsidiaries’ products, services, software and technologies.

(c) Anticorruption Laws. Neither the Company nor any of its Subsidiaries nor, any director, officer, employee, distributor, reseller or consultant, agent or, to the Knowledge of the Company, other third party acting on behalf of the Company or any of its Subsidiaries, has in the past three (3) years provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or United Kingdom Bribery Act of 2010 (“UKBA”) or any applicable local, domestic, or international anticorruption laws. Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or agent of the Company or any of its Subsidiaries has in the past three (3) years used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before-stated parties falsified any documents of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have in the past three (3) years made any unlawful provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA, UKBA, or any other applicable anticorruption law. The Company and each of its Subsidiaries maintain internal controls and compliance programs that are reasonably designed to detect and prevent material violations of anticorruption laws (including the FCPA and UKBA), ensure its books and records are accurately maintained, and track any payments made to third parties and foreign government officials. Neither the Company nor any of its Subsidiaries have in the past three (3) years conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and UKBA. Upon request, the Company and each of its Subsidiaries agree to provide Parent with anticorruption law certifications and agree to permit access to its books and records.

2.21 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any other current stockholder or employee of the Company (nor any immediate family member of any of such Persons) (each, an “Interested Party”), has or has had, directly or indirectly, (a) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any of its Subsidiaries furnish or sell, or propose to furnish or sell, or (b) any interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (c) any interest in, or is a party to, any Company Contract, other than employment arrangements between the Company and such Interested Party that have been Made Available to Parent; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.21. All material transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any of its Subsidiaries have been on an arms-length basis on terms no less favorable to the Company or such Subsidiary than would be available from an unaffiliated party.

2.22 Books and Records. The minute books of the Company and each of its Subsidiaries have been Made Available, are complete and up-to-date in all material respects, and have been maintained in accordance with sound and prudent business practice. The Company and each of its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries have engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.

2.23 Third Party Expenses. Other than as set forth on Section 2.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving LLC incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 2.23 of the Disclosure Schedule sets forth the principal terms and conditions of any oral agreement with respect to such fees.

2.24 Top Customers and Top Suppliers.

(a) Section 2.24(a) of the Disclosure Schedule contains a true and correct list of the top ten (10) currently active distributors, licensees or other customers of Company Products by total invoices to customers net of credit memos for subscription license and M&S products in connection with such customers for the 12 month period ending on the Balance Sheet Date (each such customer, a “Top Customer”). Neither the Company nor any of its Subsidiaries have received written notice, nor does the Company have Knowledge, that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any of its Subsidiaries consistent with past custom and practice.

(b) Section 2.24(b) of the Disclosure Schedule contains a true and correct list of the top ten (10) currently active suppliers of the Company and its Subsidiaries, whether of products, services, Intellectual Property Rights or otherwise, by total invoices received, excluding the employee vendor category, for the 12 month period ending on the Balance Sheet Date (each such supplier, a “Top Supplier”). Neither the Company nor any of its Subsidiaries have received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company and its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any of its Subsidiaries consistent with past custom and practice.

(c) Since January 1, 2020, the Company and its Subsidiaries have not experienced any (i) material failure of any of the Top Suppliers to timely manufacture, ship or deliver products, raw materials and goods, (ii) material reductions in customer demand, (iii) claim of force majeure by the Company or any of its Subsidiaries or a counterparty to any Material Contract, or (iv) material default under a Material Contract to which the Company or any of its Subsidiaries is a party, in each case, arising out of, resulting from or related to COVID-19 or COVID-19 Measures.

2.25 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained under applicable Legal Requirements or Delaware Law will not apply to the Mergers and the other Transactions. No other “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar Legal Requirement relating to anti-takeover law or anti-takeover provisions in the Charter Documents is, or at the First Effective Time will be, applicable to the Company, the shares of Company Capital Stock, the Mergers or the other Transactions.

2.26 Disclosure; Knowledge. The Company does not make any representations or warranties, whether expressed or implied, at law or in equity, other than as expressly set forth in this Article II, and any such representations or warranties (other than those expressly set forth in this Article II) are hereby expressly disclaimed. Notwithstanding the foregoing, this Section 2.26 shall not prejudice the rights and remedies of Parent and Merger Subs in connection with an action pursued against the perpetrator of Fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND THE MERGER SUBS

Parent and each of the Merger Subs hereby represent and warrant to the Company as follows:

3.1 Organization and Standing. Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is properly classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes. Parent directly owns beneficially and of record all outstanding equity interests in the Merger Subs, no other Person holds any capital stock of either of the Merger Subs nor has any rights to acquire any interest in either of the Merger Subs, and neither Merger Sub owns any property or assets or has any liabilities.

3.2 Authority and Enforceability. Each of Parent and the Merger Subs has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other Transactions. The execution and delivery by each of Parent and the Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and the Merger Subs. This Agreement and any Related Agreements to which Parent and/or the Merger Subs are a party have been duly executed and delivered by Parent and the Merger Subs and constitute the valid and binding obligations of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with their terms, subject to the Enforceability Limitations.

3.3 Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Merger Subs are a party or the consummation of the Mergers and the other Transactions, except for (a) such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (c) such filings, notifications, consents, clearances, approvals, authorizations, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act or any foreign antitrust, merger control or competition law, and (d) such other consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s or the Merger Subs’ ability to consummate the Mergers.

3.4 No Conflict. Assuming compliance with the other regulatory measures, if any described in Section 3.3 hereto, the execution, delivery and performance by each of Parent and the Merger Subs of this Agreement, and the consummation of the Transactions contemplated hereby, do not and will not: (a) conflict with or violate the Charter Documents of Parent or the Merger Subs, as the case may be, (b) conflict with or violate any Legal Requirement with respect to Parent or the Merger Subs, as the case may be or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under or require an consent of any Person pursuant to, any Contract or permit of Parent or the Merger Subs, as applicable, except, in the case of each of them foregoing clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Parent or prevent the Parent’s or the Merger Subs’ ability to consummate the Closing.

3.5 Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing, against Parent or the Merger Subs its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such) that would, individually or in the aggregate, prevent the Parent’s or the Merger Subs’ ability to consummate the Closing. No Governmental Entity has at any time since January 1, 2018 challenged or questioned the legal right of Parent or the Merger Subs to conduct their operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action pending or, to the knowledge of Parent, threatened in writing, against any Person who has a contractual right or a right pursuant to Legal Requirements to indemnification from Parent or the Merger Subs related to the facts and circumstances existing prior to the First Effective Time.

3.6 Independent Investigation. Each of Parent and the Merger Subs acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries. Each of Parent and the Merger Subs are knowledgeable about the industries in which the Company and its Subsidiaries operate, is capable of evaluating the merits and risks of the Mergers as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

3.7 SEC Reports and Financial Statements.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since December 31, 2019 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.

(b) The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

3.8 Total Stock Consideration. The Parent Common Stock to be issued by Parent as part the Total Stock Consideration has been duly authorized, and upon consummation of the Mergers and the issuance of such shares of Parent Common Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and made available for listing on the Principal Market.

3.9 Non-Reliance. Except for the specific representations and warranties expressly made by the Company in Article II of this Agreement, Parent specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Company or any other Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by the Company or any other Person. Notwithstanding the foregoing, this Section 3.9 shall not prejudice the rights and remedies of Parent and the Merger Subs in connection with an action pursued against the perpetrator of Fraud.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Stockholder Notice. Promptly following the Closing, the Surviving LLC shall prepare and send to all Stockholders, all notices required pursuant to Delaware Law, including notices required by Sections 228 and 262 Delaware Law, together with a copy of Section 262 of Delaware Law.

4.2 Employee Matters.

(a) Benefits Continuation. For purposes of eligibility to participate, vesting, determining the level of benefits, and vacation and paid time off accrual (to the extent applicable) under each employee benefit plan of Parent and its Affiliates established or maintained following the Closing Date (the “Parent Plans”), each Employee who continues to be employed by the Company or any of its Subsidiaries immediately following the Closing Date (each, a “Continuing Employee”) shall be credited with all service with the Company and their respective predecessors before the Closing Date, provided that no such service shall be credited to the extent that it would result in a duplication of benefits. In addition, Parent shall, and shall cause its Affiliates (including, after the Closing, the Company) to use commercially reasonable efforts to provide full credit for expenses incurred by each Continuing Employee (and his or her eligible dependents) under a Company Employee Plan that is a group health plan during the portion of the applicable plan year prior to the Closing Date for purposes of satisfying any deductible, out-of-pocket, and co-payment requirements under the corresponding Parent Plan in which such Continuing Employee (and his or her eligible dependents) participates following the Closing Date, to the extent permitted under such benefit plan.

(b) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Stockholder, Employee or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Employee, Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of a Company Employee Plan or any other employee related plan, program or policy of Parent, any Subsidiary of Parent, the Company or any of its Subsidiaries. Further, each of Company, Parent and its subsidiaries retain the right to amend or terminate its benefit plans at any time and from time to time.

4.3 Payoff Letters; Release of Liens.

(a) Payoff Letters. Prior to the Closing Date, the Company obtained from each holder of Funded Indebtedness, and delivered to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor and wire transfer information for such payment; and (ii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company and each of its Subsidiaries prior to the Closing Date (each, a “Payoff Letter”).

(b) Release of Liens. Pursuant to the Payoff Letters, the Company will file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Section 4.3(b) of the Disclosure Schedules.

4.4 Third Party Expenses.

(a) Subject to the provisions of Article VII, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements.

(b) Prior to the Closing, the Company provided Parent with a statement, in a form reasonably satisfactory to Parent, setting forth all unpaid Third Party Expenses incurred by or on behalf of the Company and its Subsidiaries as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company and its Subsidiaries after the Closing (the “Statement of Expenses”).

4.5 Spreadsheet. Prior to the Closing, the Company delivered to Parent a spreadsheet (the “Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation in support of the calculation of the information set forth therein:

(a) the Closing Financial Information, as calculated by the Company using the information set forth in based on the Estimated Closing Statement and in accordance with the definitions provided in this Agreement;

(b) with respect to each Stockholder: (i) the name and address of such holder, (ii) whether such holder is an Accredited Investor, (iii) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate numbers, (iv) whether any Taxes are to be withheld in accordance with Section 1.10 from the consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i), (v) the stock or cash consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i), (vi) the Pro Rata Portion of such holder, (vii) whether shares of Company Capital Stock held by such Stockholder is a “covered security” (as defined in Section 6045) of the Code or not and, if such share of Company Capital Stock is a “covered security”, the acquisition date and Tax basis of such security, (viii) the amount of cash deemed contributed by such holder into the Escrow Funds pursuant to Section 1.8(a)(iii), (ix) the amount of cash deemed contributed by such holder into the Stockholder Representative Expense Funds pursuant to Section 1.8(a)(iv), and (x) the net stock or cash amounts to be paid to such holder in accordance with Section 1.8(a)(i) after deduction of the amounts referred to in clauses (v), (viii) and (ix);

(c) with respect to each holder of a Company Option: (i) the name and address of the holder, (ii) whether the holder is an Accredited Investor, (iii) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (iv) whether any Taxes are to be withheld in accordance with Section 1.10 from the consideration that such holder is entitled to receive pursuant to Section 1.6(c), (v) the Option Payment Amount following the Closing in accordance with Section 1.6(c), if any, (vi) the stock or cash consideration that such holder is entitled to receive pursuant to Section 1.6(c), (vii) the amount of cash deducted with respect to such Company Option and deposited into the Escrow Funds pursuant to Section 1.8(a)(iii), (viii) the amount of cash deemed contributed by such holder into the Stockholder Representative Expense Fund pursuant to Section 1.8(a)(iv), (ix) the Pro Rata Portion of such holder with respect to such Company Option, and (x) the net amounts to be paid to such holder in accordance with Section 1.6(b)(i) with respect to such Company Option after deduction of the amounts referred to in clauses (iv), (vii) and (viii); and

(d) with respect to each holder of a Company RSU: (i) the name and address of the holder, (ii) whether the holder is an Accredited Investor, (iii) the number, class and series of shares of Company Capital Stock underlying such Company RSU immediately prior to the Closing, (iv) whether any Taxes are to be withheld in accordance with Section 1.10 from the consideration that such holder is entitled to receive pursuant to Section 1.6(d), (v) the stock or cash consideration that such holder is entitled to receive pursuant to Section 1.6(d), (vi) the Pro Rata Portion of such holder with respect to such Company RSU, (vii) the amount of cash deducted with respect to such Company RSU and deposited into the Escrow Funds pursuant to Section 1.8(a)(iii), (viii) the amount of cash deemed contributed by such holder into the Stockholder Representative Expense Funds pursuant to Section 1.8(a)(iv), and (ix) the net stock or cash amounts to be paid to such holder in accordance with Section 1.6(d) with respect to such Company RSU after deduction of the amounts referred to in clauses (iv), (vii) and (viii) above.

4.6 Resignation of Directors and Officers. The Company shall cause the directors, officers and secretary of the Company and each of its Subsidiaries to resign from such position as director, officer and/or secretary with effect as of the Closing and to confirm that no outstanding amount or indemnity or compensation remains or will be due to them by the Company in connection with such position or resignation, except as contemplated by Section 4.7 hereof.

4.7 Director and Officer Indemnification.

(a) From and after the First Effective Time, for six years following the Closing, Parent will cause the Surviving LLC to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and any Indemnified D&O set forth on Section 4.7 of the Disclosure Schedule, and (ii) any indemnification provision and any exculpation provision set forth in the Certificate of Incorporation or bylaws as in effect immediately prior to the First Effective Time.

(b) Prior to the First Effective Time, the Company shall purchase for the benefit of the Indemnified D&Os, a directors’ and officers’ liability insurance policy (any such insurance policy, the “D&O Policy”) providing “tail” coverage for six years following the Closing. The premium for such D&O Policy shall be included in Third Party Expenses. In no event shall Parent take any action that would cause such D&O Policy to cease to be effective and shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such D&O Policy for the benefit of the Indemnified D&Os.

(c) This Section 4.7 shall survive the consummation of the Mergers. In the event that Parent, the Surviving LLC or any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving LLC or any of its Subsidiaries shall assume all of the obligations thereof set forth in this Section 4.7. This Section 4.7 is intended to benefit, and may be enforced by, the Indemnified D&Os and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving LLC.

(d) The obligations under this Section 4.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified D&O to whom this Section 4.7 applies without the consent of such Indemnified D&O (it being expressly understood that (i) the Indemnified D&Os to whom this Section 4.7 applies shall be third party beneficiaries of this Section 4.7 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 4.7 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any Indemnified D&O may have).

4.8 R&W Insurance Policy. On or prior to the Closing Date, Parent shall obtain a binder agreement incepting coverage under the R&W Insurance Policy, effective as of the Closing, in a form reasonably acceptable to the Stockholder Representative, which provides that (a) except with respect to claims pursued against the perpetrator of Fraud, the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against any Stockholder or the Stockholder Representative; (b) each of the Stockholders and the Stockholder Representative is a third party beneficiary of such waiver; and (c) following the Closing, the R&W Insurance Policy shall not be amended in a manner adverse to any Stockholder (including with respect to the subrogation provisions or the exclusion provisions) without Stockholder Representative’s express written consent. Parent agrees to use commercially reasonable efforts to cause the provider to issue the R&W Insurance Policy as promptly as possible following the Closing in accordance with such binder agreement. To the extent not previously paid prior to the date hereof, the fees and expenses of the R&W Insurance Policy, including application fees, premiums, underwriting fees, brokers’ and agents’ commissions and taxes, shall be payable at the Closing, and up to $5,000,000 of any such amounts (the “Covered R&W Expenses”) shall be a Third Party Expense.

4.9 State Takeover Statutes. In the event that any “business combination,” “fair price,” “moratorium,” “control share acquisition,” or other Legal Requirement relating to anti-takeover laws or any anti-takeover provision of the Charter Documents is or becomes, or at the First Effective Time will be, applicable to the Company, shares of Company Capital Stock, the Mergers or the other Transactions, the Company, at the direction of the Board of Directors of the Company, shall use its reasonable best efforts to ensure that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such Legal Requirement on this Agreement and the other Transactions.

ARTICLE V

CLOSING DELIVERABLES

5.1 Company Closing Deliverables. At or prior to the Closing, Parent and the Merger Subs shall have received the following agreements and documents, each of which are in full force and effect:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained;

(b) Joinder Agreements and Accredited Investor Questionnaires. Executed copies of Joinder Agreements, in substantially the form attached hereto as Exhibit E-1, from the Persons set forth on Exhibit E-2;

(c) New Employment Arrangements.

(i) Executed copies of the Non-Competition and Non-Solicitation Agreements from each Key Employee; and

(ii) Executed copies of the Key Employee Offer Letters and the documents ancillary thereto from each of the Key Employees;

(d) FIRPTA Certificate. A certificate from the Company, validly executed by a duly authorized officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such certificate in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the IRS in a manner consistent with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(e) Resignation Letter of Directors and Officers. Executed copies of the Director and Officer Resignation Letter, effective as of the Closing, from each officer and director of the Company and its Subsidiaries, other than those officers and directors listed on Schedule 4.6;

(f) Escrow Agreement. Executed counterpart signature pages of the Company and the Stockholder Representative to the Escrow Agreement;

(g) Terminated Agreements. Evidence that any Contracts with any Interested Party or any Stockholder, except for the Contracts listed on Section 5.1(g) of the Disclosure Schedule, will terminate, effective as of and contingent upon the Closing and with no continuing liability or obligations thereunder of the Company, the Surviving Corporation, the Surviving LLC or Parent;

(h) D&O Policy. Evidence that the D&O Policy will be bound at the Closing;

(i) Cyber Policy. Evidence that the Cyber Policy will be bound at the Closing;

(j) Termination of 401(k) Plan. Evidence that any Company Employee Plan that is a Code Section 401(k) arrangement has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors (or similar body) of the Company or any of its Subsidiaries, as the case may be; and

(k) Documentary Deliverables. All certificates and other documents that it is required to deliver to Parent pursuant to this Agreement prior to the Closing, including the Spreadsheet, the Statement of Expenses and the Payoff Letters.

5.2 Parent Closing Deliverables. At or prior to the Closing, the Company will have received the following agreements and documents, each of which will be in full force and effect:

(a) R&W Insurance Policy. A final draft copy of the R&W Insurance Policy that is being bound at the Closing; and

(b) Escrow Agreement. Executed counterpart signature pages of Parent and the Escrow Agent to the Escrow Agreement.

ARTICLE VI

TAX MATTERS

6.1 Straddle Period Taxes. For purposes of this Agreement, any real, personal and intangible property Taxes and other Taxes imposed on a periodic basis for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

6.2 Tax Returns. Parent shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period or Straddle Period that are due or filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past custom and practices of the Company and its Subsidiaries, except as otherwise required by applicable law. The parties acknowledge and agree that all Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period (and otherwise treated as attributable to the Pre-Closing Tax Period) to the extent permitted by applicable law. At least fifteen (15) days prior to filing any such Tax Return, Parent shall submit such Tax Return that reflects any Tax liability for which the Indemnifying Parties could reasonably be expected to be liable pursuant to this Agreement to the Stockholder Representative for its review and comment and shall consider in good faith any revisions as are reasonably requested by the Stockholder Representative prior to filing.

6.3 Tax Proceedings. Notwithstanding any other provision of this Agreement, with respect to any audit, claim, suit or proceeding (including any proceeding relating to Voluntary Disclosure Agreements) relating to Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period for which the Indemnifying Parties could reasonably be expected to be liable pursuant to this Agreement (each, a “Pre-Closing Tax Contest”), Parent (or its designee) shall (i) keep the Stockholder Representative reasonably informed with respect to the progress of such Pre-Closing Tax Contest, and (ii) upon the reasonable request of the Stockholder Representative, provide the Stockholder Representative with all material communications with respect to such Pre-Closing Tax Contest.

6.4 Cooperation. Parent and the Stockholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent, the Company and the Stockholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven years following the Closing Date. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose to the Stockholder Representative or any Stockholder any consolidated, combined, affiliated or unitary Tax Return which includes Parent or any of its Affiliates or any Tax related work papers.

6.5 Post-Closing Actions. Following the Closing, each of Parent and its Affiliates (including the Company and its Subsidiaries) shall file each Tax Return of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period, conduct and manage each Pre-Closing Tax Proceeding (including any proceeding relating to Voluntary Disclosure Agreements), and otherwise conduct its affairs with respect to Taxes of the Company and its Subsidiaries in good faith and in the same manner as though such Person was the sole Person economically responsible for the relevant Taxes, without any right to indemnification or reimbursement from any other Person (including pursuant to this Agreement).

6.6 Tax Treatment of Mergers. This Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The parties intend that, for U.S. federal income Tax purposes, the Mergers, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder. Further, each party hereto shall cause all Tax Returns to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by applicable Law.

6.7 Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be paid 50% by Parent and 50% by the Stockholder Representative (on behalf of and subject to reimbursement by the Stockholders) when due, and the party required by law shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent required by applicable law.

6.8 Conflicts. Notwithstanding anything to the contrary in this Agreement, the provisions of this Article VI shall control in the event of any conflict or inconsistency with the provisions of Article VII.

ARTICLE VII

POST-CLOSING INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive until 11:59 p.m. California time on the date that is fifteen (15) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, a representation or warranty of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a good faith claim hereunder is made in writing prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and the Merger Subs set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. Notwithstanding anything to the contrary in this Agreement, any claim pursuant to Section 7.2(a)(iv) shall survive indefinitely. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and covenants and agreements and any claim brought pursuant to this Article VII must be brought or filed prior to the expiration of the survival period or termination date.

7.2 Indemnification.

(a) From and after, and by virtue of, the Mergers, subject to the terms of this Article VII, the Stockholders (other than holders of Cancelled Shares solely in their capacities as such), (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to (i) jointly, to the extent of the funds then available from the Indemnity Escrow Fund, (ii) as to any amounts exceeding the funds then available from the Indemnity Escrow Fund, severally (based on such Indemnifying Party’s Pro Rata Portion), but not jointly, and (iii) solely with respect to Section 7.2(a)(iv), individually (and not jointly or severally), indemnify, defend and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Surviving LLC (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, costs, interest, awards, judgments, settlements, Taxes, penalties or expenses, (including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing) (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by any Indemnified Party (including the Surviving LLC) (regardless of whether or not such Losses relate to any third party claims), resulting from, arising out of, or relating to any of the following:

(i) any breach of or inaccuracy in, as of the First Effective Time, a representation or warranty of the Company set forth in this Agreement;

(ii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement at or prior to the Closing;

(iii) any Pre-Closing Taxes;

(iv) any Fraud by such Indemnifying Party in the making of the representations and warranties in Article II of this Agreement; and

(v) any of the matters described on Schedule 7.2(a).

(b) For the purpose of this Article VII, for purposes of both determining whether a breach of or inaccuracy in a representation or warranty or any failure to perform or comply with any covenant or agreement has occurred and determining the amount of Losses paid, incurred, suffered or sustained by an Indemnified Party as a result of any breach of or inaccuracy in a representation or warranty or any failure to perform or comply with any covenant or agreement that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation; provided that such qualification or limitation shall not be disregarded (i) to the extent used in Section 2.9(a) or Section 2.7, (ii) to the extent used with respect to a defined term (e.g., “Material Contract”, etc.), (iii) to the extent used to determine the enumerated items on a list, or (iv) to the extent applicable pursuant to GAAP.

(c) The obligation of the Indemnified Parties to provide indemnity pursuant to Section 7.2(a)(i) through 7.2(a)(v) shall survive until 11:59 p.m. California time on the Expiration Date; provided, however, that all such obligations shall survive with respect to any good faith claim made in writing made prior to the expiration of the applicable survival period, in which case such obligation shall survive as to such claim until such claim has been finally resolved.

(d) The Indemnifying Parties (including any officer or director of the Company or any of its Subsidiaries) shall not have any right of contribution, indemnification or right of advancement from the Surviving LLC or Parent with respect to any Loss claimed by an Indemnified Party.

(e) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the Total Merger Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.

(f) Subject to Section 7.3(f), the indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the First Effective Time for any claims for monetary damages arising out of the matters set forth in Section 7.2(a); provided, however, that (i) this Section 7.2(f) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on Fraud committed by such Indemnifying Party.

(g) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

7.3 Limitations on Indemnification.

(a) Deductible. Except in the case of (i) Fraud by or on behalf of the Company and (ii) indemnification claims for breaches of or inaccuracies in the Fundamental Representations, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) relating to breaches of or inaccuracies in the representations or warranties of the Company unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,000,000 in Losses (the “Deductible”) in the aggregate for all claims, in which event the Indemnified Parties may recover only the excess of such Losses above the Deductible. For the avoidance of doubt, the limitations set forth in this Section 7.3(a) shall not apply to indemnification claims under clauses (ii) or (iii) of Section 7.2(a).

(b) Recovery from Indemnity Escrow Fund and R&W Insurance Policy.

(i) Except in the case of Fraud by or on behalf of the Company, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under this Article VII shall be recourse against the R&W Insurance Policy and the cash, if any, held in the Indemnity Escrow Fund.

(ii) Except in the case of Fraud by an Indemnifying Party, in no event shall such Indemnifying Party be liable for Losses under Section 7.2 in excess of the Indemnity Escrow Fund.

(c) Subject to the terms of Section 7.3(f), in the case of any indemnification claim under Section 7.2(a)(iv) that is not limited to the recovery of assets from the Indemnity Escrow Fund pursuant to Section 7.3(b), subject to the limitations set forth in Section 7.3(b), the Indemnified Parties shall be entitled to bring an indemnification claim under Section 7.2(a)(iv) solely against the Indemnifying Party that committed such Fraud for such Losses, and such Indemnifying Party shall be liable for Losses in respect of such indemnification claim. For the avoidance of doubt, a claim based on Fraud may only be made against the Indemnifying Party that committed such Fraud; provided, however, such limitation shall not apply to claims based on Fraud made solely against the Indemnity Escrow Fund.

(d) The amount of any Losses recoverable by any Indemnified Party against any Indemnifying Party under this Section 7.2(a) shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Party in respect of such Losses in, each case net of all costs directly incurred in such recovery; provided that the Indemnified Party shall use its commercially reasonable efforts to seek or obtain any such insurance proceeds and shall be required to seek or obtain such proceeds with respect to the R&W Insurance Policy (to the extent available); provided, further that the Indemnified Parties shall have no obligations to seek any third party indemnification or contribution. In the event that an insurance recovery is received by any Indemnified Party with respect to any Losses for which any such Person has been indemnified and which Losses such Person had received from the Indemnifying Parties hereunder, then a refund equal to the aggregate amount of the recovery (net of reasonable costs and expenses incurred in recovering such amounts) shall be promptly made to the Stockholder Representative for distribution to the Indemnifying Parties in accordance with their Pro Rata Portions. Each Indemnified Party shall use commercially reasonable efforts within their control (including incurring such reasonable costs or expenses) to mitigate any Loss or potential Loss upon acquiring actual knowledge of any event or occurrence that would reasonably be expected to, or that in fact does, give rise to such Loss.

(e) No Indemnified Party shall be entitled to indemnification for punitive damages, unless such damages are actually paid to a third party in respect of a Third Party Claim for which such Indemnified Party is entitled to indemnification under this Article VII.

(f) Other than the limitations set forth in Section 7.3(b)(ii), nothing in this Agreement shall limit the liability of an Indemnifying Party in connection with a claim based on Fraud.

(g) Notwithstanding any other provision of this Agreement, the Indemnifying Parties shall not have any liability or indemnification obligation for (i) any Taxes of the Company resulting from any election made under Section 338 of the Code with respect to the Mergers, or (ii) any Losses related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carryforward or Tax credit carryforward) or the ability of Parent, the Surviving LLC or any of their Affiliates to utilize any such Tax asset or attribute in any Tax period or portion thereof (including any Straddle Period) beginning on or after the Closing Date.

7.4 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 7.1, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b) If the Stockholder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice subject to the limitations set forth in Section 7.3. In such event, Parent and the Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release to the applicable Indemnified Party from the Indemnity Escrow Fund the amount of Losses set forth in such Indemnification Claim Notice. Only with respect to an indemnification claims made pursuant to Section 7.2(a)(iv), should the amount held in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the amount to be paid to an Indemnified Party by the Indemnifying Parties in accordance with the applicable Indemnification Claim Notice, then each Indemnifying Party shall, within ten (10) Business Days following the expiration date of the right of the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) to make an Indemnification Claim Objection Notice, pay to the Indemnified Party, such Indemnifying Parties’ Pro Rata Portion of such shortfall.

(c) In the event that the Stockholder Representative (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, subject to the limitations set forth in Section 7.3. In such event, Parent and the Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund the amount of Losses set forth in such Indemnification Claim Notice. Should the amount held in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter, unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted in San Francisco County, California, under the rules then in effect of the American Arbitration Association. Subject to Section 7.5 with respect to Third Party Claims, the arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be final, conclusive and binding upon the parties to this Agreement and the Indemnifying Parties, subject to the limitations set forth in Section 7.3. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and the Escrow Agent shall be entitled to rely on, and make distributions from the Indemnity Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. In such event, following written receipt of the arbitrator’s decision, Parent and the Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund to the Indemnifying Parties the amount of Losses determined indemnifiable by the arbitrator. Should the amount held in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such decision and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall subject to the limitations set forth in Section 7.3. From and after the time that an Indemnification Claim Notice is received and until such claim is finally resolved, the Indemnified Party, the Indemnifying Party, Parent, the Surviving LLC, and the Stockholder Representative shall cooperate in good faith.

7.5 Third Party Claims.

(a) In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes would result in a demand against the Indemnity Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice Parent’s rights under this Article VII except to the extent that the applicable Indemnifying Party is materially prejudiced by reason of such failure), and the Stockholder Representative shall be entitled on behalf of the Stockholders, at its expense and only to the extent it does not affect any privilege relating to any Indemnified Party, to consult with Parent with respect to, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Stockholder Representative, no settlement or resolution of any such Third Party Claim shall be determinative of the existence or the amount of Losses resulting from, arising out of or relating to such Third Party Claim. The Indemnified Parties’ reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending against or settling such Third Party Claims shall be included in the Losses for which the Indemnified Parties may seek indemnification hereunder and such costs and expenses shall constitute Losses subject to indemnification under Section 7.2(a) (but subject to the other limitations under this Article VII) whether or not it is ultimately determined that the Third Party Claim itself is indemnifiable under Section 7.2(a).

(b) In the event that the Stockholder Representative has consented to any settlement or resolution of a Third Party Claim, the Indemnifying Parties and the Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of Losses resulting from, arising out of or relating to such Third Party Claim, and the Indemnified Parties shall be entitled to indemnification for the entire amount of such Losses, subject to the applicable limitations contained in Section 7.3. In the event that the Stockholder Representative does not, in accordance with the terms of this Section 7.5(b), consent to any such settlement or resolution, then the Indemnified Parties shall be entitled to submit the dispute with the Stockholder Representative with respect to the existence or amount of Losses resulting from, arising out of or relating to such Third Party Claim to an arbitrator pursuant to the procedures set forth in Section 7.4, with the arbitrator’s fees being borne 100% by the non-prevailing party.

(c) For the avoidance of doubt and subject to the other terms of this Agreement, the Stockholder Representative and the Indemnifying Parties shall keep any information obtained in connection with any Third Party Claim confidential in accordance with Section 9.6 hereof as though such information was subject to the terms of Non-Disclosure Agreement, and in no event shall the Stockholder Representative or any Indemnifying Party disclose such information to any third party unless and until such party has executed a confidentiality agreement with respect to such information, or is otherwise subject to applicable confidentiality obligations, containing confidentiality terms no less favorable to the Company than those contained in the Non-Disclosure Agreement.

7.6 Stockholder Representative.

(a) By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Mergers by the Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint TPG VII Laurel Holdings, L.P. as its agent and attorney-in-fact and as the Stockholder Representative with full power and authority to act for and on behalf of the Equityholders to pay each such Equityholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement receive, give receipt and disburse any funds received hereunder or on behalf of or to each such Equityholder, to negotiate, settle, compromise and make any required payments from the Adjustment Escrow Amount on behalf of all Equityholders, to give and receive notices and communications on behalf of any Equityholder or all Equityholder collectively, both generally with respect to matters contemplated by this Agreement or more specifically in respect of indemnification claims under this Agreement, to authorize payment from the Escrow Funds in satisfaction of any indemnification claims hereunder, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification or other claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Funds. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties. The agency and proxy granted to the Stockholder Representative pursuant to this Section 7.6(a) are coupled with an interest, and are therefore irrevocable without the consent of holder, unless otherwise agreed to between the Stockholder Representative and any such Person in writing.

(b) A decision, act, consent or instruction of the Stockholder Representative, including an amendment of any provision of this Agreement pursuant to Section 9.2 hereof, shall constitute a decision of the Equityholders and shall be final, binding and conclusive upon the Equityholders, and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Equityholders. Parent is hereby relieved from any liability to any person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Stockholder Representative. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Equityholder, except in respect of amounts actually received on behalf of such Equityholder. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) The Stockholder Representative shall not be, nor shall any person employed by or otherwise affiliated with the Stockholder Representative be, liable for any act done or omitted hereunder as Stockholder Representative except for actions or omissions constituting willful misconduct or gross negligence of the Stockholder Representative in connection therewith. The Equityholders shall severally (and not jointly and severally) on a pro rata basis (based on the aggregate amount of gross proceeds received by such Equityholder, as applicable, pursuant to this Agreement as of the time of determination) pay for all reasonable and documented fees, costs and expenses incurred by the Stockholder Representative in connection with the acceptance and administration of its duties hereunder and shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including all reasonable fees and expenses of defending the Stockholder Representative against any claim of liability (“Stockholder Representative Expenses”). From time to time in its sole discretion, the Stockholder Representative may pay or cause to be paid or reimburse itself for the any Stockholder Representative Expenses from the Stockholder Representative Expense Fund or, if such funds are depleted, from the Escrow Funds (only to the extent that such reimbursement is paid from payments that would otherwise have been made to the Stockholders (i.e. after the release of any escrowed amounts)), and prior to any such payment or reimbursement, shall deliver to the Parent a certificate setting forth the Stockholder Representative Expenses to be so paid. For the avoidance of doubt, while this section allows the Stockholder Representative to be paid from the Stockholder Representative Expense Funds and the Escrow Funds, this Section 7.6(c) shall not limit the obligation of any Equityholders to promptly pay such Stockholder Representative Expenses as they are incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.2 or Section 9.3, shall constitute a decision of the Equityholders and shall be final, conclusive and binding upon the Equityholders; and the Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Equityholders. The Parent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative. The Stockholder Representative shall notify the Equityholders if additional funds are required to cover any Stockholder Representative Expenses and such Equityholders shall be required to deposit additional funds on a pro rata basis (based on the aggregate amount of gross proceeds received by such Equityholder, as applicable, pursuant to this Agreement as of the time of determination) into an account designated by the Stockholder Representative. The Stockholder Representative may release at any time, in its sole discretion, all or any portion of the Stockholder Representative Expense Funds for distribution to the Equityholders pursuant to Section 1.6(f).

7.7 Exclusive Remedies. Subject to Section 9.10, except with respect to a claim pursued against a perpetrator of Fraud, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Legal Requirements, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Legal Requirements, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.10.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated by any party hereto in its sole discretion and for any or no reason, at any time on or after November 4, 2020.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement (other than this Section 8.2 and Section 7.6 and Article IX) shall become void and have no effect, without any liability or obligation on the part of Parent, the Merger Subs, the Company or the Stockholder Representative or their respective officers, directors, stockholders, Affiliates, employees, agents, advisors, attorneys or representatives. Each party hereto hereby agrees and acknowledges that the Closing shall only occur at such time as the parties mutually agree in writing and no party shall be obligated to consummate the Closing.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. “Extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The word “or” is used in the inclusive sense of “and/or”. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.2 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.2, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Company (prior to the Closing) or Stockholder Representative (following the Closing) shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

9.3 Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.3, the Stockholders are deemed to have agreed that any extension or waiver signed by the Company (prior to the Closing) or Stockholder Representative (following the Closing) shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

9.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent, either of the Merger Subs or the Surviving LLC, to:

Coupa Software Incorporated

1855 S Grant St.

San Mateo, CA 94402

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

550 Allerton Street

Redwood City, CA 94063

Attention: Daniel O’Connor; John Olson

Email: doconnor@gunder.com; jolson@gunder.com

(b) if to the Stockholder Representative, to:

c/o TPG Capital LP

345 California Street, Suite 3300

San Francisco, California 94101

Attention: Michael Guo

Email: mguo@tpg.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Michael E. Weisser, P.C.; Maggie D. Flores

Email: michael.weisser@kirkland.com; maggie.flores@kirkland.com

9.6 Confidentiality. Each of the parties hereto hereby agrees that any information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of September 3, 2019 (as may be amended from time to time, the “Non-Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the common stock of Parent is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the securities of Parent in violation of applicable securities laws.

9.7 Public Disclosure. Except as required by Legal Requirements, neither the Company nor any of its representatives nor Parent nor any of its representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent, on the one hand, or the Stockholder Representative, on the other hand; provided, however, that the Equityholders which are private equity or venture capital firms and their Affiliates may disclose information regarding this Agreement and the Transactions to their current or prospective limited partners or investors or to the current or prospective limited partners or investors in any funds or investment vehicles managed by any Affiliates of such Equityholder that are subject to customary confidentiality restrictions.

9.8 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

9.9 No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified D&Os under Section 4.7 and the Indemnified Parties under Article VII.

9.10 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Other than as set forth herein, any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

9.11 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.13 Exclusive Jurisdiction. Subject to Section 7.4(d), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Mergers and the other Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Section 7.4(d), each party agrees not to commence any legal proceedings related hereto except in such court (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Section 7.4(d), each party hereto and the Stockholders irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirements. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.16 Non-Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Related Agreements, or the negotiation, execution or performance of this Agreement or the Related Agreements (including any representation or warranty made in or in connection with this Agreement or the Related Agreements or as an inducement to enter into this Agreement or the Related Agreements) may be made only against the entities that are expressly identified as parties hereto and thereto. Except to the extent named as a party to this Agreement or any Related Agreements (then only to the extent of the specific obligations of such parties set forth in this Agreement or such Related Agreements), no Related Party of Parent, the Stockholder Representative, the Equityholders or the Company shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Related Agreement or any transactions contemplated hereby or thereby or for any claim based on, in respect of, or by reason of this Agreement or such other Related Agreement (as the case may be), the transactions contemplated hereby and thereby or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any Related Party of the Company, the Equityholders, the Stockholder Representative or Parent. The Related Parties of the Company, the Equityholders, the Stockholder Representative and Parent are expressly intended as third party beneficiaries of this provision of this Section 9.16.

9.17 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to the Company and certain of the Equityholders and certain of their respective Affiliates prior to the Closing in connection with the Transactions (the “Prior Representation”), and that Kirkland & Ellis LLP intends to act as legal counsel to certain of the Equityholders and certain of their respective Affiliates (which will no longer include the Surviving LLC) after the Closing, each of Parent and the Company hereby waives and agrees not to assert, on its own behalf and agrees to cause its Affiliates to waive and not to assert, any conflicts that may arise as a consequence of the Prior Representation in connection with Kirkland & Ellis LLP representing the Equityholders and certain of their respective Affiliates after the Closing in connection with a representation relating to Parent, the Company or the Transactions. In addition, all communications involving attorney-client confidences between the Equityholders, their Affiliates or the Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the Transactions (the “Privileged Deal Materials”) shall be deemed to be attorney-client confidences that belong solely to the Equityholders and their Affiliates (and not the Company). Accordingly, the Company and Parent shall not be entitled to request access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Equityholders and their Affiliates (and not the Surviving LLC) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Surviving LLC shall be a holder thereof, (b) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only the Equityholders and their Affiliates (and not the Surviving LLC) shall hold such property rights and (c) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Surviving LLC by reason of any attorney-client relationship between Kirkland & Ellis LLP and the Surviving LLC or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Merger Subs, and the Company, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Kirkland & Ellis LLP to the Company. Except as to the Privileged Deal Materials, any other pre-Closing privileged communications maintained by the Company shall be the sole property of the Surviving LLC.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

COUPA SOFTWARE INCORPORATED

By:	/s/ Rob Bernshteyn
Name: Rob Bernshteyn
Title: CEO

LLOYD MERGER SUB, INC.

By:	/s/ Rob Bernshteyn
Name: Rob Bernshteyn
Title: CEO

LLOYD MERGER SUB, LLC

By:	/s/ Rob Bernshteyn
Name: Rob Bernshteyn
Title: CEO

[Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

LAUREL PARENT HOLDINGS, INC.

By:	/s/ Razat Gaurav
Name: Razat Gaurav
Title: President & Chief Executive Officer

[Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

TPG VII LAUREL HOLDINGS, L.P.,
solely in its capacity as the Stockholder Representative

By: TPG GenPar VII, L.P.
Its: General Partner

By: TPG GenPar VII Advisors, LLC
Its: General Partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

[Signature Page to the Merger Agreement]

ANNEX A

CERTAIN DEFINED TERMS

“2010 Health Care Law” shall have the meaning assigned to it in Section 2.15(c).

“Accounting Principles” shall mean GAAP except as set forth in Schedule B.

“Accredited Investor” shall have the meaning set forth in Regulation D.

“Accredited Investor Option Payment Cash Amount” shall mean, with respect to each Accredited Investor who is a holder of a Vested Company Option, an amount in cash equal to the product obtained by multiplying (i) such Accredited Investor’s Option Payment Amount by (ii) 49.625%.

“Accredited Investor Option Payment Stock Consideration” shall mean, with respect to each Accredited Investor who is a holder of a Vested Company Option, a number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the product obtained by multiplying (i) such Accredited Investor’s Option Payment Amount by (ii) 50.375% by (b) the Parent Trading Price.

“Accredited Investor Per Share Cash Amount” shall mean, with respect to each share of Company Capital Stock or each Company RSU held by an Accredited Investor, an amount in cash equal to the Per Share Cash Amount.

“Accrued Employee Amounts” shall mean all vacation and/or paid time off that has been accrued but unused as of the Closing Date by any Employee, as well as fifty percent (50%) of accrued commissions and one hundred percent (100%) of all accrued wages, pro-rated bonuses, fees, other accrued but unpaid compensation and benefits of any Employee as of the Closing Date (including such amounts that are triggered by the occurrence of the Closing) and any amounts listed on Schedule C.

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Adjustment Amount” shall mean an amount equal to (which may be expressed as a positive or negative number) (i) Closing Cash, plus (ii) any Net Working Capital Positive Adjustment, minus (iii) Closing Indebtedness, minus (iv) Third Party Expenses, minus (v) any Net Working Capital Negative Adjustment.

“Adjustment Escrow Amount” shall mean an amount equal to $7,500,000 in cash.

“Adjustment Escrow Fund” shall have the meaning assigned to it in Section 1.8(b).

“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

“Aggregate Option Cash Payment Amount” shall mean the amount in cash equal to (i) all Accredited Investor Option Payment Cash Amounts plus (ii) all Unaccredited Investor Option Payment Cash Amounts, in each case, payable to holders of Company Options pursuant to Section 1.6(c)(i).

“Aggregate Phantom Payment Amount” means an amount in cash equal to $726.070.26.

“Aggregate RSU Cash Payment Amount” shall mean the amount in cash equal to (i) all Accredited Investor Per Share Cash Amounts plus (ii) all Unaccredited Investor Per Share Cash Amounts, in each case, payable to holders of Company RSUs pursuant to Section 1.6(d).

“Aggregate Stock Cash Payment Amount” shall mean the amount in cash equal to (i) all Accredited Investor Per Share Cash Amounts, plus (ii) all Unaccredited Investor Per Share Cash Amounts, in each case, payable to Stockholders pursuant to Section 1.6(b)(i), minus (iii) the Indemnity Escrow Amount, minus (iv) the Adjustment Escrow Amount, minus (v) the Stockholder Representative Expense Fund Amount.

“Aggregate Strike Price Amount” shall mean an amount equal to the aggregate exercise prices of all Vested Company Options that are In-the-Money Company Options and outstanding and unexercised as of immediately prior to the First Effective Time.

“Agreement” shall have the meaning assigned to it in the preamble to the Recitals.

“Anti-Discrimination Laws” shall have the meaning assigned to it in Section 2.16(b).

“Balance Sheet Date” shall have the meaning assigned to it in Section 2.7(a).

“Base Merger Consideration” shall mean an amount equal to $1,500,000,000.00.

“Behavioral Data” shall mean any behavioral, browsing, usage, purchase, interest-based, demographic or other information attributable to a Person.

“Books and Records” shall have the meaning assigned to it in Section 2.22.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Cancelled Shares” shall have the meaning assigned to it in Section 1.6(b)(iii).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020.

“Certificate of Incorporation” shall have the meaning assigned to it in Section 2.1.

“Certificates of Merger” shall have the meaning assigned to it in Section 1.1(b).

“Charter Documents” shall have the meaning assigned to it in Section 2.1.

“Closing” shall have the meaning assigned to it in Section 1.2(a).

“Closing Cash” shall mean the aggregate amount (without duplication) of any unrestricted cash and cash equivalents of the Company and its Subsidiaries as of immediately prior to the First Effective Time, including all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit but excluding outstanding checks or other negotiable instruments used like checks of the Company and its Subsidiaries including all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit but excluding amounts subject to outstanding checks.

“Closing Date” shall have the meaning assigned to it in Section 1.2(a).

“Closing Financial Information” shall mean the Accredited Investor Option Payment Cash Amount, the Accredited Investor Option Payment Stock Consideration, the Accredited Investor Per Share Cash Amount, the Aggregate Option Cash Payment Amount, the Aggregate RSU Cash Payment Amount, the Aggregate Stock Cash Payment Amount, the Aggregate Strike Price Amount, the Per Share Cash Amount, the Per Share Merger Consideration Amount, the Per Share Stock Consideration, the Total Stock Consideration, the Unaccredited Investor Option Payment Cash Amount and the Unaccredited Investor Per Share Cash Amount.

“Closing Indebtedness” shall mean the aggregate amount (without duplication) of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiaries as of immediately prior to the First Effective Time, including any termination, pre-payment or balloon or similar penalties or premiums that are paid or become payable as a result of the full repayment and retirement of such Indebtedness immediately following the First Effective Time (including, for the avoidance of doubt, all outstanding convertible promissory notes) and calculated in accordance with GAAP.

“Closing Statement Dispute Notice” shall have the meaning assigned to it in Section 1.9(d).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned to it in the Recitals.

“Company Authorizations” shall have the meaning assigned to it in Section 2.17.

“Company Capital Stock” shall mean the capital stock of the Company.

“Company Common Stock” shall mean the Company Voting Common Stock and the Company Non-Voting Common Stock.

“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is or was a party or by which the Company or any of its Subsidiaries is or was bound.

“Company Non-Voting Common Stock” shall mean the Non-Voting Common Stock of the Company, par value $0.01 per share.

“Company Voting Common Stock” shall mean the Voting Common Stock of the Company, par value $0.01 per share.

“Company Database” shall mean each database in which Private Data or other confidential or proprietary information is or has been maintained by or for the Company or any of its Subsidiaries.

“Company Employee Plan” shall mean any material plan, program, policy, contract, agreement or arrangement providing for material compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance retirement benefits, material fringe benefits or other employee benefits, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any employee, or with respect to which the Company or any of its Subsidiaries has any liability or obligation, including any International Employee Plan.

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by, or purported to be owned by, the Company or any of its Subsidiaries.

“Company IP Contract” shall mean any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company IT Assets” shall have the meaning assigned to it in Section 2.13(j)

“Company Material Adverse Effect” shall mean any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by the Company in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, has or would reasonably be likely to be materially adverse to the condition (financial or otherwise), properties, products, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect results from (i) the outbreak or escalation of war, hostilities or terrorist activities in any jurisdiction in which the Company and its Subsidiaries primarily operate; (ii) changes in any applicable laws or regulations or GAAP or other accounting standards (or the interpretation thereof) applicable to the Company or its Subsidiaries; (iii) changes or conditions affecting the industry or markets in which the Company primarily operates; (iv) any earthquake, hurricane, tornado or other natural disaster or pandemic (including COVID-19) in any jurisdiction in which the Company and its Subsidiaries primarily operate; (v) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world; (vi) the taking of any action contemplated by this Agreement and the Related Agreements contemplated hereby, including the completion of the Transactions; provided, however, that such changes in (i) – (v) do not have a disproportionate effect on the Company or its Subsidiaries (and, in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Privacy Policy” shall mean each external, past or present privacy policy of the Company or any of its Subsidiaries.

“Company Private Data Processing Contract” shall mean any Company Contract that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data.

“Company Product” shall mean each product (including software and databases) or service, licensed or sold by or on behalf of the Company or any of its Subsidiaries.

“Company Restricted Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company, in each case after taking into account any shares that, as a result of the Mergers will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“Company RSU” means each restricted stock unit of the Company representing the right to receive one share of Company Common Stock in settlement of each vested unit.

“Company Site” means llamasoft.com.

“Company Software” shall mean any Software (including Software that is Company IP or Licensed IP), that is embedded in, or used in the delivery, hosting or distribution of, any Company Products, including any such Software that is used to collect, transfer, transmit, store, host or otherwise process Private Data.

“Company Stock Certificates” shall have the meaning assigned to it in Section 1.8(c).

“Conflict” shall have the meaning assigned to it in Section 2.4.

“Contract” shall mean any contract, statement of work, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral.

“Contractor Jurisdictions” shall have the meaning assigned to it in Schedule 7.2(a).

“Covered R&W Expenses” shall have the meaning assigned to it in Section 4.8.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, Order or directive by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Current Balance Sheet” shall have the meaning assigned to it in Section 2.7(a).

“Cyber Policy” shall mean a cybersecurity insurance policy providing “tail” coverage to the Company’s existing policy for six years following the Closing.

“D&O Policy” shall have the meaning assigned to it in Section 4.7(b).

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Designated Accounting Firm” shall mean PricewaterhouseCoopers, or if PricewaterhouseCoopers is unavailable, an independent certified public accounting firm of nationally recognized standing to be mutually agreed by the parties.

“Disclosure Schedule” shall have the meaning assigned to it in the preamble to Article II.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any employee of the Company or any of its Subsidiaries.

“Enforceability Limitations” shall have the meaning assigned to it in Section 2.2.

“Equityholder” shall mean any holder of Company Capital Stock, Company Options or Company RSUs, in each case, as of immediately prior to the First Effective Time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” shall have the meaning assigned to it in Section 1.8(b)

“Escrow Funds” shall have the meaning assigned to it in Section 1.8(b).

“Estimated Adjustment Amount” shall have the meaning assigned to it in Section 1.9(b).

“Estimated Cash Consideration” shall mean the amount equal to (i) the Aggregate Option Cash Payment Amount, plus (ii) the Aggregate RSU Cash Payment Amount, plus (iii) the Aggregate Stock Cash Payment Amount.

“Estimated Closing Cash” shall have the meaning assigned to it in Section 1.9(a).

“Estimated Closing Indebtedness” shall have the meaning assigned to it in Section 1.9(a).

“Estimated Closing Statement” shall have the meaning assigned to it in Section 1.9(b).

“Estimated Merger Consideration” shall mean an amount equal to (i) the Base Merger Consideration, plus (ii) the Aggregate Strike Price Amount.

“Estimated Net Working Capital” shall have the meaning assigned to it in Section 1.9(a).

“Estimated Third Party Expenses” shall have the meaning assigned to it in Section 1.9(a).

“Excess Amount” shall have the meaning assigned to it in Section 1.9(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Documents” shall have the meaning assigned to it in Section 1.8(c).

“Expiration Date” shall have the meaning assigned to it in Section 7.1.

“Export Approvals” shall have the meaning assigned to it in Section 2.20(b).

“FCPA” shall have the meaning assigned to it in Section 2.20(c).

“Final Closing Statement” shall have the meaning assigned to it in Section 1.9(c).

“Financials” shall have the meaning assigned to it in Section 2.7(a).

“First Certificate of Merger” shall have the meaning assigned to it in Section 1.1(a).

“First Effective Time” shall have the meaning assigned to it in Section 1.2(b).

“First Merger” shall have the meaning assigned to it in the Recitals.

“Fraud” shall mean common law fraud under the laws of the State of Delaware (including the element of scienter).

“Fully-Diluted Capitalization” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding as of immediately prior to the First Effective Time, including, for the avoidance of doubt, Cancelled Shares, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of all In-the-Money Company Options issued and outstanding as of immediately prior to the First Effective Time, on an as converted to Company Common Stock basis, plus (iii) the maximum aggregate number of shares of Company Capital Stock underlying all Company RSUs issued and outstanding as of immediately prior to the First Effective Time (on an as converted to Company Common Stock basis) plus (iv) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of any other rights (other than Company Options or Company RSUs), whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding as of immediately prior to the First Effective Time, on an as converted to Company Common Stock basis. For the avoidance of doubt, the Fully-Diluted Capitalization shall not include the number of shares of Company Capital Stock issuable upon the exercise of any Company Options that are not In-the-Money Company Options.

“Fundamental Representations” shall mean representations and warranties of the Company set forth in Section 2.1(a) (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.4(a) (No Conflicts with Charter Documents), Section 2.5(a) (Company Capital Structure), Section 2.6 (Company Subsidiaries), Section 2.10 (Taxes), and the first sentence of Section 2.23 (Brokers’ Fees).

“Funded Indebtedness” shall mean the Indebtedness referred to in clause (i) of the definition of “Indebtedness” immediately prior to the Closing.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“GDPR” shall have the meaning assigned to it in Section 2.13(r).

“Governmental Entity” shall mean any court, administrative agency, entity or commission or other federal, state, county, local, regional or other foreign governmental authority, instrumentality, agency, entity or commission.

“Harmful Code” shall have the meaning assigned to it in Section 2.13(i).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Option” means a Company Option that has an exercise price less than the Per Share Merger Consideration Amount as of immediately prior to the First Effective Time.

“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities, other than customary trade payables or accrued expenses; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (vi) with respect to the Company, all liabilities arising out of Contracts with or any payables owed to Interested Parties or Affiliates of Interested Parties (other than resulting from ordinary course arm’s-length transactions with portfolio companies of the Stockholders); (vii) with respect to the Company, any “single trigger” or similar bonus, severance, change-in-control payments or similar payment obligations of the Company or any of its Subsidiaries that become due or payable solely as a result of the consummation of the Mergers and the other Transactions (which, for the avoidance of doubt, includes the Aggregate Phantom Payment Amount); (viii) any unpaid Accrued Employee Amounts; (ix) any Tax Liability Amount; (x) all Transaction Payroll Taxes; (xi) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (x) above to the extent drawn; (xii) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i) through (xi) above, to the extent of the obligation guaranteed, and (xiii) all interest, fees, change of control payments, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (i) through (xii) above; provided, however, deferred revenue and Third Party Expenses shall be excluded from the definition of Indebtedness.

“Indemnification Claim Notice” shall have the meaning assigned to it in Section 7.4(a).

“Indemnification Claim Objection Notice” shall have the meaning assigned to it in Section 7.4(b).

“Indemnified D&O” shall mean each Person who is or was covered by any the Company’s or any of its Subsidiaries’ employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of or any time prior to the First Effective Time.

“Indemnified Party” and “Indemnified Parties” shall have the meaning assigned to them in Section 7.2(a).

“Indemnifying Party” and “Indemnifying Parties” shall have the meaning assigned to them in Section 7.2(a).

“Indemnity Escrow Amount” shall mean an amount equal to $15,000,000 in cash.

“Indemnity Escrow Fund” shall have the meaning assigned to it in Section 1.8(b).

“Indemnity Escrow Release Date” shall have the meaning assigned to it in Section 1.8(b).

“Insurance Policies” shall have the meaning assigned to it in Section 2.19.

“Intellectual Property” shall mean algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials), business or technical information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and other such items for which Intellectual Property Rights may be secured, including any documents or other tangible media containing any of the foregoing.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, utility models, design rights, and all related patent rights; (v) other proprietary rights in Intellectual Property; (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Interested Party” shall have the meaning assigned to it in Section 2.21.

“Interim Financials” shall have the meaning assigned to it in Section 2.7(a).

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or with respect to which the Company has any liability, with respect to Employees who perform services outside the United States other than, in each case, any such plan, program, policy, contract, agreement or arrangement that is required to be maintained or contributed to under applicable Legal Requirements or that is sponsored or maintained by a Governmental Entity.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreements” shall have the meaning assigned to it in Section 5.1(b).

“Key Employee Offer Letters” shall have the meaning assigned to it in the Recitals.

“Key Employees” shall mean each of the individuals listed on Schedule D.

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of any of the individuals identified on Schedule E without independent investigation, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability or obligations regarding such knowledge (other than with respect to such person’s capacity as an Indemnifying Party as set forth in Article VII, severally, and not jointly, with the other Indemnifying Parties).

“Lease Agreements” shall have the meaning assigned to it in Section 2.11.

“Leased Real Property” shall have the meaning assigned to it in Section 2.11.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, treaty, directive, statute, ordinance, rule, regulation, or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed IP” shall mean all Intellectual Property Rights and Intellectual Property used, practiced or held for use or practice in the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted, in each case that are not owned by, or purported to be owned or by, the Company or any of its Subsidiaries.

“Licensed IP Contract” shall mean any Company Contract pursuant to which the Company or any of its Subsidiaries is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, assessment, claims, hypothecation, infringement, deed of trust, lease, option, right of first refusal, easement, right of way, security interest, preemptive right, covenant, exclusive license, servitude, transfer restriction or other encumbrance of any kind or character whatsoever.

“Loss” and “Losses” shall have the meaning assigned to them in Section 7.2(a).

“Made Available” shall mean that the Company has posted such materials to the virtual data room hosted by Datasite and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date of this Agreement.

“Material Contracts” shall have the meaning assigned to it in Section 2.14(a).

“Merger Sub I” shall have the meaning assigned to it in the preamble to the Recitals.

“Merger Sub II” shall have the meaning assigned to it in the preamble to the Recitals.

“Merger Subs” shall have the meaning assigned to it in the preamble to the Recitals.

“Mergers” shall have the meaning assigned to it in the Recitals.

“Net Working Capital” shall mean (i) current assets minus (ii) current liabilities determined in accordance with the Accounting Principles (applying, for the avoidance of doubt, ASC 605), as set forth on Schedule F, and in each case calculated in a manner consistent with the Example Statement of Working Capital in Schedule F, and excluding the line items which are identified in Schedule F as being excluded from “Net Working Capital”.

“Net Working Capital Negative Adjustment” shall mean an amount equal to the excess, if any, of the Net Working Capital Target over Net Working Capital.

“Net Working Capital Positive Adjustment” shall mean an amount equal to the excess, if any, of Net Working Capital over the Net Working Capital Target.

“Net Working Capital Target” shall mean negative $19,529,883.72.

“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered by each Key Employee in substantially the form attached hereto as Exhibit C.

“Non-Disclosure Agreement” shall have the meaning assigned to it in Section 9.6.

“Open Source Software” shall mean any item of Company Software that is subject to any version of the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Option Payment Amount” shall mean, with respect to each holder of a Vested Company Option, the product obtained by multiplying (a) the amount (if any) by which (i) the Per Share Merger Consideration Amount plus the Per Share Estimated Adjustment Amount exceeds (ii) the per share exercise price of such Vested Company Option, by (b) the number of shares of Company Common Stock subject to such Vested Company Option as of immediately prior to the First Effective Time.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Parent” shall have the meaning assigned to it in the preamble to the Recitals.

“Parent Closing Statement” shall have the meaning assigned to it in Section 1.9(b).

“Parent Common Stock” shall mean shares of the common stock, par value $0.0001 per share, of Parent.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7(a).

“Parent Trading Price” shall mean an amount equal to $291.43.

“Paying Agent” shall mean Citibank, N.A.

“Payoff Letter” shall have the meaning assigned to it in Section 4.3(a).

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Holder Adjustment Escrow Contribution” shall mean with respect to a Stockholder, an amount equal to the product of (a) the Adjustment Escrow Amount multiplied by (b) such Stockholder’s Pro Rata Portion.

“Per Holder Escrow Contribution” shall mean, with respect to a Stockholder, an amount equal to such Stockholder’s (a) Per Holder Indemnity Escrow Contribution, plus (b) Per Holder Adjustment Escrow Contribution, plus (c) Per Holder Expense Fund Contribution.

“Per Holder Expense Fund Contribution” shall mean with respect to a Stockholder, an amount equal to the product of (a) the Stockholder Representative Expense Fund Amount multiplied by (b) such Stockholder’s Pro Rata Portion.

“Per Holder Indemnity Escrow Contribution” shall mean, with respect to a Stockholder, an amount equal to the product of (a) the Indemnity Escrow Amount multiplied by (b) such Stockholder’s Pro Rata Portion.

“Per Share Cash Amount” shall mean an amount equal to 49.625% of (a) the Per Share Merger Consideration Amount, plus (b) the Per Share Estimated Adjustment Amount.

“Per Share Estimated Adjustment Amount” shall mean an amount equal to (which may be expressed as a positive or negative number) the quotient obtained by dividing (i) the Estimated Adjustment Amount by (ii) the Fully-Diluted Capitalization.

“Per Share Merger Consideration Amount” shall mean an amount equal to the quotient obtained by dividing (i) the Estimated Merger Consideration by (ii) the Fully-Diluted Capitalization.

“Per Share Stock Consideration” shall mean a number of shares of Parent Common Stock equal to 50.375% of the quotient obtained by dividing (a) (i) the Per Share Merger Consideration Amount, plus the Per Share Estimated Adjustment Amount by (b) the Parent Trading Price.

“Permitted Liens” means (i) lessor’s, mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, as well as bank Liens arising under banks’ standard terms and conditions, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings (provided that in each case, a reserve is established therefor as required by GAAP), (iii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Company’s and its Subsidiaries’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the Company and its Subsidiaries under the Funded indebtedness, (v) Liens which would not be material to the Company and its Subsidiaries, (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company and its Subsidiaries.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean, in addition to all information defined or described by the Company as “personal information,” “personally identifiable information,” “PII,” or using any similar term in any Company privacy policy or other public-facing statement: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, or any other piece of information that reasonably allows for the identification or location of, or contact with, a natural person (and for greater certainty includes all such information with respect to employees); (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Legal Requirement; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Phantom Plan” shall mean the LLamasoft, Inc. Equity Growth Participation Plan.

“Phantom Plan Participants” shall mean those Persons who hold awards under the Phantom Plan.

“Plans” shall mean the Laurel Parent Holdings, Inc. 2017, as amended, and the Laurel Parent Holdings, Inc. 2017 Employee Equity Incentive Plan, as amended.

“Pre-Closing Tax Contest” shall have the meaning assigned to it in Section 6.3.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication (i) any Taxes of the Company or any of its Subsidiaries attributable or allocable to any Pre-Closing Tax Period, provided that amounts described in this definition shall be determined by treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes, (ii) any Taxes of the Stockholders or other equity holders of the Company attributable or allocable to any Pre-Closing Tax Period for which the Company or any of its Subsidiaries is liable, whether by reason of any requirement to withhold or otherwise, (iii) any Taxes of the Company or any of its Subsidiaries arising as a result of the Company or any of its Subsidiaries being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor to the extent relating to transactions or events occurring prior to Closing, or by Contract entered into prior to the Closing (other than any Contract (A) between or among the Company and any of its Subsidiaries or (B) entered into in the ordinary course of business the primary subject matter of which is not Taxes)

and (iv) the share of any Transfer Taxes borne by the Stockholders under the terms of Section 6.7 and all Taxes deferred under the CARES Act; provided, however, that Pre-Closing Taxes shall not include any amount of Taxes to the extent that such amount was taken into account in the computation of Net Working Capital or Indebtedness or otherwise as a component of the Adjustment Amount.

“Principal Market” means the principal market for the Parent Common Stock, then the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.

“Prior Representation” shall have the meaning assigned to it in Section 9.17.

“Privacy Legal Requirement” shall mean any and all applicable Legal Requirements, industry standards of any industry organization of or in which the Company or any of its Subsidiaries is a member or otherwise participates, and any and all contractual and other obligations legally binding upon the Company or any of the Subsidiaries, in each case concerning the collection, use, storage or handling of Personal Data, Tracking Data, email communications or mobile communications, including, to the extent applicable, (i) Legal Requirements relating to the collection, storage, processing, use, transfer or deletion of Personal Data or Tracking Data (ii) Legal Requirements relating to electronic and mobile communications, text messages, marketing or advertising materials, including anti-SPAM , unsolicited advertising or communications Laws, and Laws regarding the “right to be forgotten”, (iii) Laws relating to use of any Credentials; and (iv) the Canada Personal Information Protection and Electronic Documents Act (PIPEDA), the United Kingdom Data Protection Act, the Health Insurance Portability and Accountability Act (HIPAA), the Australian Privacy Principals, the European Union Data Protection Directive and all implementing regulations, the European Union General Data Protection Regulation (GDPR), the EU Directive on Electronic Communications Networks and Services, the Privacy and Electronic Communications Directive 2002/58/EC (ePrivacy) (as amended) and all implementing regulations, the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act (CFAA), the California Consumer Privacy Act of 2018 (CCPA), the California Computer Crime Law (CCCL), California Penal Code Sec. 502, California Invasion of Privacy Act, California Penal Code Sec. 630 et seq., Fair Credit Reporting Act (FCRA), California Consumer Legal Remedies Act (CLRA), California Civil Code Sec. 1750 et seq., Unfair Competition Law, California Business and Professions Code Sec. 17200 et seq., Fair and Accurate Credit Transactions Act (FACTA), Gramm-Leach-Bliley Act (GLBA), Dodd-Frank Wall Street Reform and Consumer Protection Act, Payment Card Industry (PCI) Data Security Standards, and the Telephone Consumer Protection Act (TCPA).

“Private Data” shall mean Behavioral Data and Personal Data.

“Privileged Deal Materials” shall have the meaning assigned to it in Section 9.17.

“Pro Rata Portion” shall mean with respect to each Stockholder (other than holders of Cancelled Shares solely in their capacities as such) an amount equal to the quotient obtained by dividing (x) the portion of the Estimated Merger Consideration received by such Stockholder in respect of the shares of Company Capital Stock owned by such holder, as of immediately prior to the First Effective Time (including cash withheld in the Stockholder Representative Expense Fund and the Escrow Funds pursuant to Section 1.8(b) or otherwise withheld in respect of Taxes), by (y) the portion of the Estimated Merger Consideration received by all Stockholders (including cash withheld in the Stockholder Representative Expense Fund and the Escrow Funds pursuant to Section 1.8(b) or otherwise withheld in respect of Taxes).

“R&W Insurance Policy” shall mean that certain representation and warranty insurance policy for the benefit of Parent obtained in connection with this Agreement.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, and domain names, and all applications for any of the foregoing.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Related Agreements” shall mean the Non-Disclosure Agreement, the Joinder Agreements, the Non-Competition and Non-Solicitation Agreements, the Vesting Agreements and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.

“Related Parties” shall mean, with respect to any Person, any (i) former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of such Person, and (ii) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, representatives, successors or assignees of any of the Persons described in clause (i).

“Remaining Adjustment Escrow Amount” shall have the meaning assigned to it in Section 1.9(e).

“Remaining Indemnity Escrow Amount” shall have the meaning assigned to it in Section 1.8(b).

“Requisite Stockholder Approval” shall have the meaning assigned to it in Section 2.2.

“Reviewed Financials” shall have the meaning assigned to it in Section 2.7(a).

“Sales Taxes” shall have the meaning assigned to it in Section 2.10(e).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Certificate of Merger” shall have the meaning assigned to it in Section 1.1(b).

“Second Effective Time” shall have the meaning assigned to it in Section 1.2(c).

“Second Merger” shall have the meaning assigned to it in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shortfall Amount” shall have the meaning assigned to it in Section 1.9(e).

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.

“Spreadsheet” shall have the meaning assigned to it in Section 4.5.

“Standard Form IP Contract” shall mean each standard form of Company IP Contract only when used by the Company or any of its Subsidiaries at any time without material modification, including such standard form of the following types of agreements, to the extent the Company or any of its Subsidiaries actually utilizes such a standard form in the conduct of its business: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Standards Organizations” shall have the meaning assigned to it in Section 2.13(b)(ix).

“Statement of Expenses” shall have the meaning assigned to it in Section 4.4(b).

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the First Effective Time.

“Stockholder Notice” shall have the meaning assigned to it in the Recitals.

“Stockholder Representative” shall have the meaning assigned to it in the preamble to the Recitals.

“Stockholder Representative Expense Fund” shall have the meaning assigned to it in Section 1.8(a)(iv).

“Stockholder Representative Expense Fund Amount” shall mean an amount equal to $1,500,000 in cash.

“Stockholder Representative Expenses” shall have the meaning assigned to it in Section 7.6(c).

“Stockholder Written Consent” shall mean that written consent of the Stockholders in the form attached hereto as Exhibit D.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.2(a).

“Surviving LLC” shall have the meaning assigned to it in Section 1.2(b).

“Tax” (and, with correlative meaning, “Taxes” and “taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, or similar governmental fee, assessment or charge (direct or reverse) in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Entity (U.S. or non-U.S.).

“Tax Liability Amount” means the aggregate amount of unpaid Taxes of the Company and its Subsidiaries, on a combined basis, attributable to any Pre-Closing Tax Period, in each case, determined (i) consistent with the past custom and practices of the Company and its Subsidiaries, (ii) disregarding any transactions entered into by or at the direction of Parent after the Closing (including on the Closing Date), (iii) treating any Transaction Tax Deductions as being properly attributable to the Pre-Closing Tax Period, (iv) taking into account any estimated payments and overpayments of income Taxes to the extent such estimated payments or overpayments may be utilized to reduce such unpaid income Taxes and (v) disregarding all deferred Tax liabilities established for GAAP and any liabilities for accruals or reserves established under GAAP methodologies for contingent liabilities for Taxes; provided, that Tax Liability Amount shall not include any type of Taxes taken into account in the calculation of Net Working Capital as set forth on Schedule F.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto and any related or supporting schedules or statements.

“Third Party Claim” shall have the meaning assigned to it in Section 7.5.

“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company and its Subsidiaries in connection with this Agreement, the Mergers and the other Transactions, including (i) all legal, accounting, financial advisory, consulting, finders’, and all other fees and expenses of third parties incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Mergers and the other Transactions, (ii) the costs of any D&O Policy, (iii) the costs of the Cyber Policy and (iv) any Covered R&W Policy Expenses.

“Top Customer” shall have the meaning assigned to it in Section 2.24(a).

“Top Supplier” shall have the meaning assigned to it in Section 2.24(b).

“Total Merger Consideration” shall mean an amount equal to (i) the Base Merger Consideration plus (ii) the Adjustment Amount plus (iii) the Aggregate Strike Price Amount.

“Total Stock Consideration” shall mean the aggregate number of shares of Parent Common Stock issued to holders of Company Capital Stock pursuant to Section 1.6(b)(i), to holders of Company Options pursuant to Section 1.6(c)(i), and to holders of Company RSUs pursuant Section 1.6(d).

“Tracking Data” means Personal Data.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cash-outs or other compensatory payments in connection with the Transactions.

“Transaction Tax Deductions” means, without duplication, any and all deductions incurred in connection with (a) any capitalized financing costs and expenses (including any loan fees, any costs related to the redemption of any indebtedness, any costs related to interest rate collar agreements, prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount) on any indebtedness of the Company and its Subsidiaries, including in connection with the retirement of Indebtedness as contemplated by this Agreement,(b) payments of Third Party Expenses or Transaction Payroll Taxes and any compensatory payments made in connection with the transactions contemplated by this Agreement, (c) any management, advisory, consulting, accounting or legal fees and other similar items (including the fees payable to any financial advisors in connection with the transactions contemplated by this Agreement), and (d) any other expenses incurred in connection with the transactions contemplated by, and the negotiation, preparation and execution of, this Agreement that are economically borne by the Indemnifying Parties. For the purpose of calculating the Transaction Tax Deductions, any success-based fees shall be treated as deductible in accordance with Revenue Procedure 2011-29.

“Transactions” shall have the meaning assigned to it in the Recitals.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration, whether by foreclosure, whether voluntary or involuntary or by operation of law).

“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, registration, real property transfer, stamp, excise or stock transfer Taxes and other similar Taxes, and any penalties or interest with respect thereto, imposed with respect to the Transactions.

“UKBA” shall have the meaning assigned to it in Section 2.20(c).

“Unaccredited Investor” shall have the meaning assigned to it in Section 1.6(e).

“Unaccredited Investor Option Payment Cash Amount” shall mean, with respect to each Unaccredited Investor who is a holder of Vested Company Options, an amount in cash equal to such Unaccredited Investor’s Option Payment Amount.

“Unaccredited Investor Per Share Cash Amount” shall mean, with respect to each share of Company Capital Stock or each Company RSU held by an Unaccredited Investor, an amount in cash equal to the Per Share Merger Consideration Amount, plus the Per Share Estimated Adjustment Amount.

“Unvested Company Option” shall mean a Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the First Effective Time and is not a Vested Company Option.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the First Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Mergers will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“VDA Jurisdictions” shall have the meaning assigned to it in Schedule 7.2(a).

“VDA Procedure” shall have the meaning assigned to it in Schedule 7.2(a).

“VDA-Related Taxes” shall have the meaning assigned to it in Schedule 7.2(a).

“Voluntary Disclosure Agreement” shall have the meaning assigned to it in Schedule 7.2(a).

“Year-End Financials” shall have the meaning assigned to it in Section 2.7(a).